Exhibit 10.3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION VERSION

$615,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

AMONG

GERSON LEHRMAN GROUP, INC.,

AS THE BORROWER,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

OWL ROCK CAPITAL CORPORATION,

AS ADMINISTRATIVE AGENT

DATED AS OF DECEMBER 5, 2018

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(continued)

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(continued)

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(continued)

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(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.10:	Tax Liens
Schedule 4.15:	Subsidiaries/Capitalization
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.8:	Investments
Schedule 7.11:	Transactions with Affiliates

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Investment Policy
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Term Loan Note
Exhibit I:	Form of Collateral Information Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Notice of Conversion/Continuation

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CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, this “Agreement”), dated as of December 5, 2018, among GERSON LEHRMAN GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), OWL ROCK CAPITAL CORPORATION (“Owl Rock”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower, the several lenders from time to time party thereto, Silicon Valley Bank (“SVB”), as administrative agent, issuing lender and swingline lender, SVB, Fifth Third Bank and Regions Bank, each as a co-lead arranger and joint bookrunner, Bank of America, N.A. and U.S. Bank National Association, each as a co-documentation agent, are parties to that certain Amended and Restated Credit Agreement, dated as of December 18, 2015 (as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, immediately prior to the effectiveness of this Agreement, there are term loans outstanding under the Existing Credit Agreement and revolving loans outstanding under the Existing Credit Agreement;

WHEREAS, the Borrower desires to obtain financing to (i) finance the Specified Distribution (as defined herein), (ii) consummate the Refinancing and (iii) pay fees and expenses incurred in connection with the foregoing and the Facilities, as well as for working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $615,000,000, consisting of a term loan facility in the aggregate principal amount of $575,000,000 and a revolving loan facility in an aggregate principal amount of up to $40,000,000;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50% and (c) the Eurodollar Rate for an Interest Period of three months plus 1.00%. Any change in the ABR due to a change in any of the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of such change. Notwithstanding the foregoing, the ABR will be deemed to be 2.00% per annum if the ABR calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Acceptable Intercreditor Agreement”: means a customary intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which shall be deemed reasonably acceptable to the Required Lenders to the extent posted to the Platform and (x) is accepted by the Required Lenders and/or (y) not otherwise objected to by the Required Lenders within 10 Business Days of being posted.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible).

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquired EBITDA”: means, with respect to any Pro Forma Entity for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Additional Investor”: with respect to any Lender or any Affiliate of any Lender, any prospective or current investor that are institutional investors in any existing or prospective fund of a Lender or Affiliate thereof (in each case, excluding any Disqualified Lenders or Excluded Assignees).

“Additional Lender”: as defined in Section 2.8.

“Additional Term Loan”: as defined in Section 2.8.

“Administrative Agent”: Owl Rock Capital Corporation, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent Parties”: as defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.1 in respect of the fiscal quarter of the Borrower ending December 31, 2018, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

TERM LOANS
Consolidated Net Leverage Ratio	Eurodollar Loans	ABR Loans
>3.25:1.00	4.25%	3.25%
≤3.25:1.00	4.00%	3.00%

REVOLVING LOANS
Consolidated Net Leverage Ratio	Eurodollar Loans	ABR Loans
>3.25:1.00	4.25%	3.25%
≤3.25:1.00	4.00%	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1. Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 in respect of the fiscal quarter of the Borrower ending December 31, 2018, the Applicable Margin shall be the rates corresponding to a Consolidated Net Leverage Ratio of > 3.25:1.00 in the foregoing tables, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to the Consolidated Net Leverage Ratio of > 3.25:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing (but, for the avoidance of doubt, shall become effective on and after the date such Event of Default is no longer continuing).

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any (i) investment company, fund, trust, securitization vehicle, joint venture or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender (in each case, other than any Disqualified Lender).

“Asset Sale”: any Disposition of property or series of related Dispositions of property permitted by clauses (i) and (l) of Section 7.5 that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Amount”: means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of (without duplication):

(a) $31,250,000; plus

(b) commencing with the fiscal year ending December 31, 2020, an amount not less than zero, equal to the cumulative amount of Excess Cash Flow that is not required to be prepaid pursuant to Section 2.12(c); plus

(c) the aggregate amount of the Declined Amount during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(d) to the extent not otherwise applied, Net Cash Proceeds from any Permitted Equity Issuance or any capital contributions in the Borrower (other than Net Cash Proceeds with respect to any Disqualified Stock or Cure Amounts) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus

(e) the cumulative amount of (i) any Restricted Payments made pursuant to Section 7.6(m) and (ii) any Investments made pursuant to Section 7.8(v), in each case, during the period commencing on the Closing Date and ending prior to the Available Amount Reference Time (and, for purposes of this clause (e), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Revolving Commitment”: at any time, an amount equal to the Total Revolving Commitments in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Available Revolving Increase Amount”: as of any date of determination, an amount equal to (a) $20,000,000 minus (b) the aggregate principal amount of Revolver Increases previously made.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”: any products, credit services and/or financial accommodations previously, now, or hereafter provided to any Group Member by any Bank Services Provider, including any letters of credit (other than any Letters of Credit provided for the account of the Borrower hereunder), cash management services, interest rate swap arrangements (other than to the extent constituting Specified Swap Agreements), and foreign exchange services, as any such products or services may be identified in such Bank Services Provider’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”: as defined in the definition of “Bank Services.”

“Bank Services Provider”: the Administrative Agent, any Lender, or any Affiliate of the foregoing who provides Bank Services to any Group Member.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.20.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the State of New York are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect on the Effective Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% of the L/C Exposure or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender; (b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, the applicable Bank Services Provider, as provider of Bank Services, cash or Deposit Account balances having an aggregate value of at least 105% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements evidencing such Bank Services; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar certificates of deposit or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest in assets, substantially all of which satisfy the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) corporate bonds, including Eurodollar issues of U.S. corporations and U.S. Dollar denominated issues of foreign corporations; (j) any additional investments consistent with the Investment Policy; and (k) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (ii) money market mutual or similar funds that invest in assets, substantially all of which otherwise satisfying the requirements of this clause (k) and (iii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j).

“Casualty Event”: any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property to replace or repair such equipment, fixed assets or real property.

“Certificated Securities”: as defined in Section 4.19(a).

“CFC Subsidiary”: as defined in “Excluded Foreign Subsidiary”.

“Change of Control”: (a) At any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a percentage of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis) greater than 50.1% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Term Commitments or Loans, (b) when used with respect to Term Commitments, refers to whether such Term Commitments are Term Commitments, Term Commitments in respect of any Additional Term Loans, Term Commitments in respect of any Extended Term Loans or Term

Commitments in respect to Refinancing Term Loans, (c) when used with respect to Revolving Commitments, refers to whether such Revolving Commitments are Revolving Commitments, Revolving Commitments in respect of any Extended Revolving Commitment or Revolving Commitments in respect to Refinancing Revolving Credit Commitments and (d) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Extended Term Loans or Additional Term Loans. Additional Term Loans and Extended Term Loans that have different terms and conditions (together with the Term Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.” “Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties pursuant to Section 5.2, substantially in the form of Exhibit I.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee”: as defined in Section 2.9(b).

“Commitment Fee Rate”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.1 in respect of the fiscal quarter of the Borrower ending December 31, 2018, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

Consolidated Net Leverage Ratio	Commitment Fee Rate
>3.25:1.00	0.50%
≤3.25:1.00	0.375%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1. Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 in respect of the fiscal quarter of the Borrower ending December 31, 2018, the Commitment Fee Rate shall be the rate corresponding to a Consolidated Net Leverage Ratio of > 3.25:1.00 in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of the

Borrower, the Commitment Fee Rate shall be the rates corresponding to the Consolidated Net Leverage Ratio of > 3.25:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) the Commitment Fee Rate shall be the rate corresponding to a Consolidated Net Leverage Ratio of > 3.25:1.00 in the foregoing table at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Net Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

“Communications”: as defined in Section 10.2(d)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service Charges”: for any period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, and (b) payments made during such period on account of principal of Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, scheduled principal payments in respect of the Term Loans, but excluding all voluntary prepayments of Term Loans and Revolving Loans (other than to the extent accompanied by a permanent reduction in the Revolving Commitments)).

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period plus,

(i) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, and interest paid-in-kind, plus

(b) provision for taxes based on income, profits, revenue or capital gains, including federal, foreign and state income, franchise, excise and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

(c) depreciation and amortization (including amortization of capitalized software costs and amortization of deferred financing fees or costs),

(d) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charge represents an accrual or reserve for any potential cash item in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); provided, that to the extent any non-cash charge with respect to any stock, stock options or other equity compensation for former or departing employees represents an accrual or reserve for any potential cash item in the current or any future period, the cash payment in respect thereof in such period shall not be subtracted from Consolidated EBITDA in such period,

(e) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(f) other than payments made in connection with the Specified Distribution, (A) the amount of payments made to option holders of the Borrower or its direct parent company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct parent company, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by this Agreement; provided, that the aggregate amount permitted to be added to Consolidated EBITDA under the foregoing clause (A) shall not exceed the amount of payments to option holders expressly permitted to be made under Section 7.6; and (B) the amount of any payments consisting of indemnities and related expenses paid to the board of directors (or similar governing body) of the Borrower (or any direct parent company thereof), which are paid in the ordinary course of business, in each case to the extent permitted by this Agreement; provided, that the aggregate amount permitted to be added to Consolidated EBITDA under the foregoing clause (B) shall not exceed the greater of (x) $750,000 and (y) 0.6% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period during any Fiscal Year;

(g) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with any Permitted Acquisition, to the extent such earn-outs are permitted under this Agreement;

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (iii) below for any previous period and not added back;

(i) any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, in each case, solely to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Stock or relating to Cure Amounts);

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(k) any reasonable and customary Transaction Expenses either (i) paid on the Closing Date as set forth in the Notice of Borrowing (or any attachment thereto) delivered in connection with the Loans on the Closing Date or (ii) incurred within 90 days of the Closing Date, in an aggregate amount not to exceed, as to all such amounts described in this clause (k), $13,000,000 or such other amount as mutually agreed between the Borrower and the Administrative Agent;

(l) any amounts expensed in respect of the Specified Distribution;

(m) Investments made to support specified growth initiatives in an amount up to $20,000,000 for each of the fiscal years ending 2019 and 2020,

plus

(ii) without duplication, the amount of pro forma “run-rate” cost savings, including operating expense reductions and cost-based synergies related to the Transactions, Permitted Acquisition, any permitted investment, permitted disposition or any other restructuring, cost saving initiative or other initiative reasonably projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after with respect to the Transactions, the Closing Date (including actions initiated prior to the Closing Date) or (y) the date any other Permitted Acquisition, any permitted investment, permitted disposition or restructuring, cost saving initiative or other initiatives (in each case, not related to the Transactions) is implemented (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided, that in each case (A) such cost savings are reasonably quantifiable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (ii) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (i) above (it being understood and agreed that the pro forma cost savings, operating expense reductions and synergies related to the Transactions, any Permitted Acquisition, permitted investment, permitted disposition or any other restructuring, cost saving initiative or other initiative shall mean the full recurring benefit that is associated with any action taken), and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant period of four (4) consecutive fiscal quarters (each, a “Reference Period”); provided, further, that the aggregate amount of adjustments to Consolidated EBITDA pursuant to this clause (ii) shall not exceed 20% of Consolidated EBITDA (after giving effect to any such pro forma cost savings amounts added pursuant to this clause (ii)) for the applicable Reference Period, less

(iii) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income and Consolidated EBITDA in any prior period),

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income);

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided, that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).

“Consolidated Interest Expense”: for any period, the sum of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus (b) cash interest income of the Borrower and its Restricted Subsidiaries during such period.

“Consolidated Net Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination.

“Consolidated Secured Debt”: means, as of any date of determination, Consolidated Total Indebtedness that is secured by a Lien on any asset of the Borrower and/or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio”: means as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, recruiting, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided, that exclusions from net income as a result of extraordinary, non-recurring or unusual losses, expenses or charges shall not exceed the greater of (x) $30,000,000 and (y) 24% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period in any trailing 12-month period.

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or, if not paid in cash, to the extent converted into cash, upon such conversion) by such Person to the Borrower or a Restricted Subsidiary thereof during such period,

(d) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g) all non-cash compensation expenses,

(h) any income (loss) attributable to deferred compensation plans or trusts,

(i) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Restricted Subsidiary in respect of such investment),

(j) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(k) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided, that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(l) any non-cash foreign currency exchange gain or loss (including non-cash gains or losses related to any currency remeasurements of Indebtedness, the net non-cash loss or gain resulting from hedging agreements for currency exchange risk, any non-cash gain or loss resulting from revaluations of intercompany balances (including Indebtedness and any non-cash gain or loss relating to translation of assets and liabilities),

(m) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(n) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities,

(o) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Closing Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder and (ii) the amount of any cash proceeds received relating in any applicable period to tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Indebtedness”: as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments and earnout payments that are fully earned and non-contingent and net of the Qualified Cash Amount.

“Consolidated Working Capital”: means, at any date, the excess of (a) the sum of all amounts (other than cash and Investments permitted hereunder) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any funded debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest; (iv) the current portion of current and deferred income taxes and (v) deferred or unearned revenue related to services paid in the prior year; provided, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income”, (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting and (IV) any changes arising from the Specified Distribution.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow.”

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Converted Restricted Subsidiary”: as defined in “Consolidated EBITDA”.

“Customary Transaction Summary”: any transaction summary prepared in the ordinary course of business and/or in connection with ordinary course fundraising efforts of any Lender, which may contain (x) a general description of the Borrower’s business, (y) the aggregate principal amounts, any original issue discount or other economic terms, the maturity dates and the interest rates of the loans under this Agreement, in each case, as of the Closing Date and (z) the fair value of the loans under this Agreement for the most recently ended Reference Period, but shall not include any historical financial statements or projected financial statements, budgets or any other information regarding the Borrower.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.12(e).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Direct Investor”: with respect to any Lender or any Affiliate of any Lender, any direct co-investor or potential direct co-investor of such Lender or Affiliate thereof that is identified to the Borrower in writing from time to time and approved by the Borrower in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed).

“Discharge of Obligations”: the satisfaction of the Obligations by the payment in full, in cash of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Bank Services, to the extent (a) any such Obligations in respect of Specified Swap Agreements have, if required by the applicable Qualified Counterparty, been Cash Collateralized or other arrangements have been made to the satisfaction of the applicable Qualified Counterparty), (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof or other arrangements have been made to the satisfaction of the applicable Issuing Lender), (c) no Obligations in respect of any Bank Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services have been Cash Collateralized in accordance with the terms hereof or other arrangements have been made to the satisfaction of the applicable Bank Services Provider), and (d) the aggregate Commitments of the Lenders are terminated.

“Disposed EBITDA”: means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Capital Stock of the Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders”: (i) those Persons identified as “Disqualified Lenders” by the Borrower to the Administrative Agent and the Lenders in writing (including by email) prior to the date hereof, (ii) those Persons who are Competitors of the Borrower and its Subsidiaries and who are identified by the Borrower to the Administrative Agent and the Lenders from time to time in writing (including by email) following the Closing Date, and (iii) in the case of each Persons identified pursuant to clause (i) above, any of their Affiliates that are identified in writing by the Borrower to the Administrative Agent from time to time. For purposes of this definition, “Competitor” shall mean knowledge brokerage firms which provide consulting services.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States, any State thereof or the District of Columbia.

“Earn-Outs”: as defined in Section 7.2(i).

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 5, 2018.

“Effective Yield”: means, with respect to any Indebtedness, as of any date of determination, the sum of (i) the higher of (A) the Eurodollar Rate (or other applicable similar rate) on such date for a deposit in Dollars with a maturity of one month and (B) the Eurodollar rate “floor,” if any, with respect thereto as of such date, (ii) the Applicable Margin (or other applicable margin) as of such date for Eurodollar Rate Loans (or other loans that accrue interest by reference to a similar reference rate) and (iii) the amount of OID (as defined below) and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount), but excluding the effect of any arrangement, structuring, underwriting, syndication and/or other fees payable in connection therewith that are not shared generally with all lenders or holders of such Indebtedness; provided, that the amounts set forth in clauses (i) and (ii) above for any term loans that are not incurred under this Agreement shall be based on the stated interest rate basis for such term loans.

“Eligible Assignee”: means (a) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, (b) any Lender (other than a Defaulting Lender), (c) any Affiliate of a Lender, or (d) an Approved Fund; provided, that (x) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall be an Eligible Assignee and (y) no Disqualified Lender shall be an Eligible Assignee unless an Event of Default identified in clauses (a) and (f) of Section 8.1 has occurred and is continuing.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or if liability to a Loan Party remains within the last six years was, a member of a “controlled group of corporations,” under “common control” or solely for purposes of Section 412 of the Code an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, or if liability to a Loan Party remains within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043(c) of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043 of ERISA that it be notified within 30 days of the occurrence of such event; (b) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (c) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any material liability therefore, or the receipt by any Loan Party or, to the knowledge of a Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of liability on any Loan Party pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; or (i) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party, in either case pursuant to Title I or IV, including Section 303(k) of ERISA or to Section 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to (a) a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR); and (b) an ABR Loan, the rate per annum determined by the Administrative Agent to be LIBOR (for delivery on the first day of such Interest Period) with a term of one month in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

Notwithstanding the foregoing, if at any time the Eurodollar Rate is less than 1.00%, it shall be deemed to be 1.00% for purposes of this Agreement. The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: means, for any period, an amount equal to the excess of:

(a) sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges for such period to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii) decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) extraordinary gains for such period to the extent deducted in arriving at such Consolidated Net Income, less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits for such period included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (o) of the definition of “Consolidated Net Income” (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5),

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with long-term Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5,

(iii) (x) Consolidated Debt Service Charges, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5 and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and decreases in long-term deferred revenue for such period,

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5,

(vii) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of Permitted Acquisitions or other Investments, except to the extent that such Permitted Acquisitions or other Investments were financed with long-term Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5,

(viii) the amount of dividends, distributions and other Restricted Payments (other than any such payments made pursuant to Section 7.6(d)) paid in cash during such period not prohibited by this Agreement, except to the extent that such dividends, distributions and other Restricted Payments were financed with long-term Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries or proceeds of any Disposition permitted by Section 7.5 (for the avoidance of doubt, solely to the extent that such dividends, distributions or other Restricted Payments made during such period are not deducted (and not added back) in calculating Consolidated Net Income),

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such period is required to be delivered pursuant to Section 6.1(b), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in permitted Investments) or capital expenditures (including capitalized software costs or other purchases of Intellectual Property) to be consummated or made during a subsequent period (and in the case of Planned Expenditures, the subsequent period); provided, that to the extent the aggregate amount of cash expenditures in respect of such Permitted Acquisitions, Investments or capital expenditures during such period (other than expenditures financed with long-term Indebtedness (other than revolving loans)) is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period,

(x) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xi) extraordinary losses for such period to the extent deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.12(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Assignees”: means any lender, fund, investment vehicle or other similar entity that is, or is an affiliate of, a private equity or venture capital fund (including, without limitation, any funds or investment vehicles that are bona fide debt funds affiliated with such private equity or venture capital fund).

“Excluded Foreign Subsidiary”: in respect of any Loan Party, (i) any Subsidiary of a Loan Party that is a “controlled foreign corporation” as defined in Section 957 of the Code (a “CFC Subsidiary”), or (ii) any direct or indirect domestic Subsidiary of the Borrower that has no material assets other than Capital Stock and, if applicable, Indebtedness, of one or more direct or indirect CFC Subsidiaries, and that conducts no material business other than holding such Capital Stock and, if applicable, such Indebtedness (a “FSHCO”).

“Excluded Subsidiary”: any of the following: (a) Unrestricted Subsidiaries, (b) Immaterial Subsidiaries, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation permitted (or not prohibited) under the Loan Documents and existing on the Closing Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would reasonably be expected to result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect domestic Subsidiary of a CFC Subsidiary, (e) any FSHCO, (f) any not-for-profit Subsidiaries or captive insurance companies, and (g) any other Subsidiary for which the Administrative Agent and the Borrower reasonably agree in writing the cost of such Subsidiary providing a guarantee (taking into account any adverse tax consequences to the Borrower and its Subsidiaries) shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22 or Section 2.23(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 (f) and (d) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, the term “Recipient” includes a Transferee.

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Existing Indebtedness”: as defined in the recitals to this Agreement.

“Extended Revolving Credit Commitment”: has the meaning specified in Section 2.26(a).

“Extended Term Loans”: has the meaning specified in Section 2.26(a).

“Extending Lender”: has the meaning specified in Section 2.26(a).

“Extension”: has the meaning specified in Section 2.26(a).

“Extension Offer”: has the meaning specified in Section 2.26(a).

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a sub-facility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) that certain fee letter dated as of the Effective Date related to fees payable by the Borrower to Owl Rock Capital Advisors LLC, by and between the Borrower and Owl Rock Capital Advisors LLC, and (b) that certain fee letter dated as of the Effective Date related to fees payable by the Borrower to Administrative Agent, by and between the Borrower and Administrative Agent (“Agent Fee Letter”).

“Financing Transactions”: (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and (b) the borrowing of Loans hereunder and the use of the proceeds thereof.

“Fixed Amounts”: as defined in Section 1.3.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Disposition”: as defined in Section 2.12.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Secured Party that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Secured Party that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party that is not a Domestic Subsidiary of such Loan Party.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO”: as defined in “Excluded Foreign Subsidiary”.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial condition covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial condition covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Guarantor, dated as of the Closing Date.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any

Indebtedness, leases, dividends or other financial obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to each Subsidiary of the Borrower which has become a Guarantor pursuant to the Guarantee and Collateral Agreement.

“Immaterial Subsidiary”: any Subsidiary that is not a Material Subsidiary.

“Increase”: as defined in Section 2.8.

“Increase Joinder”: as defined in Section 2.8.

“Incremental Equivalent Debt”: means Indebtedness incurred by the Borrower in the form of junior lien term loans or notes, subordinated notes or loans or senior unsecured notes or loans and/or commitments in respect of any of the foregoing, in each case issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that

(a) no Lender shall be obligated to participate in any Incremental Equivalent Debt;

(b) the aggregate outstanding amount thereof shall not exceed the amount of Incremental Facilities then permitted to be incurred pursuant to Section 2.8,

(c) subject to Section 1.3 with respect to Limited Condition Acquisitions, no Event of Default exists immediately prior to or after giving effect to such notes or loans;

(d) the Weighted Average Life to Maturity applicable to such notes or loans is no shorter than the Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to any prepayments thereof),

(e) the final maturity date with respect to such notes or loans is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof,

(f) subject to clauses (d) and (e), may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(g) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement,

(h) no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral, and

(i) such Incremental Equivalent Debt shall reflect market terms and conditions at the time of incurrence or issuance (other than as otherwise expressly permitted or required under clauses (d), (e) and (f) above) for such type of Incremental Equivalent Debt and shall be no more burdensome (other than with respect to pricing, fees, rate floors and customary redemption terms) to the Loan Parties when taken as a whole (as reasonably determined by the Borrower) than the terms of the Term Loans (other than any terms and conditions that (y) apply only to periods after the then Latest Maturity Date with respect to the Term Loan or (z) are otherwise added for the benefit of the Term Lenders hereunder, which shall include any additional or more restrictive financial maintenance covenant).

“Incurred”: as defined in the definition of “Pro Forma Basis”.

“Incurrence Based Amounts”: as defined in Section 1.3.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables that have been outstanding for less than ninety (90) days following the original invoice date therefor or which are being contested in good faith by appropriate proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Indirect Investor: with respect to any Lender or any Affiliate of any Lender, any investor or potential investor of such Lender or Affiliate thereof (other than any Direct Investor), including any Merrill Lynch wealth management investors or any other limited partners.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright, patents, patent, trademarks, trademark, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement”: the Intercompany Subordination Agreement executed and delivered by the Borrower and each of its Subsidiaries, dated as of the Closing Date.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), three (3) or six (6) months thereafter (or if agreed by all relevant Lenders twelve (12) months), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), three (3) or six (6) months thereafter (or if agreed by all relevant Lenders twelve (12) months), as selected by the Borrower by irrevocable written notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 12:00 Noon, Eastern time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of the Revolving Facility) or beyond the Term Loan Maturity Date (in the case of the Term Loans); and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment Policy”: the Borrower’s investment policy in the form attached hereto as Exhibit G, as such investment policy may be amended, modified, supplemented or restated from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) Owl Rock, any Affiliate thereof or one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an Issuing Lender for purposes of issuing one or more Letters of Credit hereunder that is mutually acceptable to the Borrower and the Administrative Agent (provided that Wells Fargo Bank, N.A. is mutually acceptable to the Borrower and the Administrative Agent), in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Junior Debt”: means Indebtedness incurred by a Loan Party that is (w) in excess of $2,500,000 and subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents, (x) in excess of $2,500,000 and junior in priority to the Liens securing the Obligations (y) in excess of $2,500,000 and unsecured or (z) incurred pursuant to any Permitted Refinancing Indebtedness thereof.

“Junior Debt Documents”: means any agreement, indenture or instrument pursuant to which any Junior Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Judgment Currency”: as defined in Section 10.19.

“Latest Maturity Date”: means, at any date of determination, the latest Maturity Date applicable to any Loan or Term Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Commitment, Extended Term Loan or Additional Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election”: as defined in Section 1.3.

“LCA Termination Date”: as defined in “Limited Condition Acquisition”.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption or an Increase Joinder pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Revolving Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: means any Permitted Acquisition or other similar Investment permitted by this Agreement, including by way of merger, by the Borrower or one or more of the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing, provided that in the event the consummation of any such acquisition or similar investment shall not have occurred on or prior to the earlier of (i) the 120th day following the date that the applicable acquisition agreement or similar applicable and definitive documentation with respect to such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is executed and effective and (ii) the date the applicable Limited Condition Acquisition Agreement expires, such Permitted Acquisition or other Investment shall no longer constitute a Limited Condition Acquisition for any purpose.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Intercompany Subordination Agreement, the Notes, the Fee Letters, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any other agreement entered into, now or in the future, by any Loan Party in connection with the foregoing, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document as a “Borrower” or “Guarantor”.

“Majority Revolving Lenders”: at any time, holders of more than fifty percent (50%) of the Total Revolving Extensions of Credit (or, prior to any termination of the Revolving Commitments, the holders of more than fifty percent (50%) of the Total Revolving Commitments (including, without duplication, the L/C Commitments)); provided, that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.

“Majority Term Lenders”: at any time, Term Lenders who hold more than 50% of the outstanding principal amount all Term Loans; provided, that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(e).

“Master Intercompany Note”: the Master Intercompany Note executed and delivered by the Borrower and each of its Subsidiaries, dated as of the Closing Date.

“Material Adverse Effect”: any event, circumstance or a condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition, or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Material Indebtedness”: Indebtedness of any Group Member the outstanding aggregate principal amount of which exceeds the greater of (x) $11,250,000 and (y) 9% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period.

“Material Subsidiary”: means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Subsidiaries, for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Subsidiaries for such quarter.

“Minimum Extension Condition”: has the meaning specified in Section 2.26(b).

“Minimum Tranche Amount”: has the meaning specified in Section 2.26(b).

“MFN Adjustment”: as defined in Section 2.8(b)(iv).

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which any Loan Party is making, or is obligated to make contributions or with respect to which any Loan Party has any current or contingent liability (including any liability as a result of any ERISA Affiliate).

“Net Cash Proceeds”: (a) in connection with any Asset Sale undertaken by or any Recovery

Event related to any Person, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by any Group Member in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, and (b) in connection with any issuance or sale of Capital Stock (including the exercise of any option) or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender”: means any Lender that elects not to participate in an Extension pursuant to Section 2.26(c).

“Note”: a Term Loan Note or a Revolving Loan Note.

“Notice of Borrowing”: a written notice substantially in the form of Exhibit J.

“Notice of Conversion/Continuation”: a written notice substantially in the form of Exhibit K.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any other Lender, any Bank Services Provider (in its capacity as provider of Bank Services), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Bank Services Agreement, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any Bank Services Provider, to the extent that any applicable Bank Services Agreement requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Bank Services Agreement, Specified Swap Agreement or otherwise. For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (but excluding Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Owl Rock”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA or to which any Loan Party has any current or contingent liability (including any liability as a result of any ERISA Affiliate).

“Permitted Acquisition”: as defined in Section 7.8.

“Permitted Equity Issuance”: means any sale or issuance of any Capital Stock (including the exercise of stock options), other than with respect to the sale or issuance of any Disqualified Stock (including the exercise of stock options with respect thereto), of the Borrower (or any direct or indirect parent thereof).

“Permitted Investors”: the collective reference to Mark Gerson, Thomas Lehrman, Alexander St. Amand, Peter R Lehrman 2018 Discretionary Trust, Eliza D Lehrman 2018 Family Discretionary Trust, the Helen Kent Nicoll TTEE Nicoll Family Trust U/A DTD 12/08/2009 or other family trust of Ed Nicoll, the Erica Gerson TTEE Gerson Family 2012 Long-Term Trust DTD 12/17/2012 or other family trust of Mark Gerson, SFW Capital Partners, LLC, Grove Acquisition, LLC, Pat Duff, Rob Stavis, Ed Nicoll and each of their respective Control Investment Affiliates and/or trusts for the benefit of any Permitted Investor.

“Permitted Refinancing Indebtedness”: Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of such Person (“Refinanced Indebtedness”); provided, that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) such Refinancing Indebtedness shall reflect market terms and conditions at the time of incurrence or issuance for such Refinancing Indebtedness and shall be no more burdensome to the Loan Parties when taken as a whole (as reasonably determined by the Borrower) than the terms of the Refinanced Indebtedness.

“Person”: an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform”: as defined in Section 10.2(d)(i).

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect.

“Pro Forma Adjustment”: means, for any period, any adjustment to Consolidated EBITDA made in accordance with clause (ii) of the definition of that term.

“Pro Forma Basis”: with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a) pro forma effect will be given to any Indebtedness incurred (“Incurred”) by such Loan Party or any of its Restricted Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Restricted Subsidiary after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be factually supportable, calculated in good faith by a Responsible Officer of such Loan Party, based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Entity”: means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(i).

“Public Offering”: an initial public offering of the equity interests of the Borrower or a holding company thereof (such holding company, the “Public Offering Parent”) pursuant to an effective registration statement under the Securities Act of 1933.

“Public Offering Parent”: as defined in “Public Offering”.

“Qualified Cash Amount”: means, with respect to the Borrower and its Restricted Subsidiaries, (a) prior to the date on which Control Agreements are required be delivered pursuant to Section 6.19, unrestricted cash and Cash Equivalents of such Person whether or not held in an account pledged to the Administrative Agent and (b) on and following the date on which Control Agreements are required be delivered pursuant to Section 6.19, cash and Cash Equivalents of such Person held in an account subject to a Control Agreement in favor of the Administrative Agent, in each case of the foregoing clauses (i) and (ii), to the extent such cash and Cash Equivalent is (x) not subject to any Lien, except Liens in favor of the Administrative Agent and Liens of the type permitted pursuant to Sections 7.3(a), (k) and (n) and (y) not in excess of $75,000,000 in the aggregate at any time of determination.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinancing”: the refinancing of all of the Existing Indebtedness on the Closing Date.

“Refinancing Revolving Credit Commitments”: means Revolving Credit Commitments Increase that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence provided that (i) any Refinancing Revolving Credit Commitments shall not be in a principal amount that exceeds the amount of Revolving Credit Commitments so refinanced, except to the extent a different incurrence basket pursuant to Section 7.2 is utilized plus an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Refinancing Revolving Credit Commitments, (ii) to the extent applicable, an Acceptable Intercreditor Agreement is entered into, (iii) any Refinancing Revolving Credit Commitment does not mature prior to the maturity date of or have scheduled amortization or commitment reductions prior to the maturity date of the Revolving Credit Commitments being refinanced, (iv) such Refinancing Revolving Credit Commitments have the same guarantors and are secured by the same assets as the Revolving Credit Commitments being refinanced, and (v) to the extent such terms and documentation are not consistent with the then existing Revolving Facility, they shall not be materially more favorable (other than with respect to pricing, fees, rate floors and customary redemption terms), taken as a whole, to such lenders than the terms of the then existing Revolving Facility unless (1) the Lenders under such then existing Revolving Facility also receive the benefits of such more favorable terms (which shall include any financial maintenance covenant applicable to any such Refinancing Revolving Credit Commitments) or (2) any such provisions apply after the final maturity date of the Revolving Facility.

“Refinancing Term Loans”: means Additional Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that (i) any Refinancing Term Loans shall not be in a principal amount that exceeds the amount of Term Loans so refinanced, except to the extent a different incurrence basket pursuant to Section 7.2 is utilized plus an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Refinancing Term Loans, (ii) to the extent applicable, an Acceptable Intercreditor Agreement is entered into, (iii) any Refinancing Term Loans do not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Terms Loans being refinanced, (iv) such Refinancing Term Loans have the same guarantors and are secured by the same assets as the Term Loans being refinanced, and (v) to the extent such terms and documentation are not consistent with the then existing Term Facility, they shall not be materially more favorable (other than with respect to pricing, fees, rate floors, optional prepayment and customary redemption terms), taken as a whole, to such lenders than the terms of the then existing Term Facility unless (1) the Lenders under such then existing Term Facility also receive the benefits of such more favorable terms (including, without limitation, any financial maintenance covenant) or (2) any such provisions apply after the final maturity date of the Term Facility; provided, such Refinancing Term Loans shall not participate in mandatory prepayments on a greater than pro rata basis with the existing Term Loans.

“Register”: as defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered no later than thirty (30) Business Days after receipt of the applicable Net Cash Proceeds stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business within 12 months following receipt of such Net Cash Proceeds (or if the Borrower enters into a commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one hundred eighty days (180) after such Reinvestment Event or, if applicable, after receipt of such Net Cash Proceeds if Borrower has delivered a Reinvestment Notice, and (b) the date on which the Borrower (or its Subsidiaries) shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.23.

“Repricing Transaction”: means, with respect to the Term Loans, other than in connection with a Change of Control, Public Offering or Transformative Acquisition, (a) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of secured term loans secured on a pari passu basis with the Obligations bearing interest with an Effective Yield less than the Effective Yield applicable to the Term Loans, (b) any amendment to the Term Loans which reduces the Effective Yield applicable to the Term Loans; provided, that in the case of clause (a) and (b), the primary purpose of such prepayment, repayment or amendment is to reduce the Effective Yield as set forth above.

“Required Lenders”: means, at any time, Lenders having Revolving Extensions of Credit, Term Loans and unused Commitments representing more than 50% of the Total Revolving Extensions of Credit, aggregate outstanding Term Loans and unused Commitments at such time; provided, that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Total Revolving Extensions of Credit of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chairman, chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Revolver Increase”: as defined in Section 2.8.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the Increase Joinder pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments and Increases permitted hereunder). The original amount of the Total Revolving Commitments on the Effective Date is $40,000,000.00, as such amount may be modified in accordance with the terms of this Agreement. The L/C Commitment is a sublimit of the Revolving Commitments.

“Revolving Commitment Period”: the period from the first day after the Closing Date to but excluding the business day preceding the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office or account of the Administrative Agent specified in Section 10.2 or such other office or account as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: is the date occurring on the six (6) year anniversary of the Closing Date (or, with respect to any Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments in accordance with the terms hereof).

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctions”: the sanctions laws, regulations embargos or restrictive measures administered, enacted or enforced by OFAC, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority, in each case as applicable.

“Sanctioned Person”: a Person that is, or that is 50 percent or more owned or controlled by Persons that are, (i) the target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, currently, the Crimea region, Cuba, Iran, North Korea, Sudan or Syria.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), each Bank Services Provider (in its or their respective capacity as provider of Bank Services) and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, any Control Agreement, all other guarantees, pledge agreements, security agreements or other documents hereafter delivered to the Administrative Agent in accordance with applicable law granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document, including all financing statements, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent and the Lenders pursuant to Section 5.2(g), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Distribution”: means certain (i) distributions to equity holders, employees and option holders of the Borrower, (ii) payment of current and retention bonuses to certain employees and (iii) repurchases of Capital Stock, in each case, in any transaction or group of transactions, in an aggregate amount not to exceed $415,000,000; provided, that the Borrower shall not use more than $110,000,000 of cash from its balance sheet to fund such distribution.

“Specified Representations”: the representations and warranties contained in Sections 4.3, 4.4, 4.5(a), 4.5(b), 4.11, 4.14, 4.16, 4.19(a), 4.20, 4.25 and 4.27.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.13.

“Subordinated Indebtedness”: any Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms which are otherwise reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety and appeal bonds issued on behalf of any Loan Party or its Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments on the Effective Date is $575,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1, to the extent funded, any Additional Term Loans pursuant to Section 2.8 and any Extended Term Loans made pursuant to Section 2.26.

“Term Loan Funding Office”: the office or account of the Administrative Agent specified in Section 10.2 or such other office or account as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Increase”: as defined in Section 2.8.

“Term Loan Maturity Date”: is the date occurring on the six (6) year anniversary of the Closing Date (or with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Additional Term Loan, the maturity date applicable to such Additional Term Loan in accordance with the terms hereof).

“Term Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Threshold Amount”: means $11,250,000.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments, Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Effective Date is $5,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments on the Effective Date is $40,000,000. The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: as defined in Section 10.6(b)(i)(B).

“Transaction Expenses”: means all fees and expenses incurred in connection with the Transactions.

“Transactions”: means (a) the Financing Transactions, (b) the Refinancing and (c) the Specified Distribution.

“Transferee”: any Eligible Assignee or Participant.

“Transformative Acquisition”: means any acquisition or investment by the Borrower or any Restricted Subsidiary that is either (a) not permitted hereunder immediately prior to the consummation of such acquisition or (b) if permitted by the terms hereunder immediately prior to the consummation of such acquisition or investment, this Agreement would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility for the continuation and/or expansion of their combined operations following such consummation or acquisition, as determined by the Borrower acting in good faith.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“Unrestricted Incremental Amount”: means, with respect to the incurrence or issuance of Incremental Facilities or Incremental Equivalent Debt, an amount not to exceed $125,000,000, in the aggregate for all such incurrences or issuances after the Closing Date.

“Unrestricted Subsidiary”: means any Subsidiary (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Closing Date; provided, that at no time may (i) the total assets of all Unrestricted Subsidiaries exceed 5% of the total assets of Borrower and its Restricted subsidiaries or (ii) the Consolidated EBITDA attributable to all Unrestricted Subsidiaries exceed 5% of the Consolidated EBITDA attributable to Borrower and its Restricted Subsidiaries.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“Weighted Average Life to Maturity”: means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

SECTION 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial condition covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Notwithstanding anything to the contrary contained in this Agreement, the Exhibits and Schedules to this Agreement may be updated following the Effective Date and on or prior to the Closing Date with such changes thereto as may be mutually agreed between the Administrative Agent and the Borrower.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.3 Certain Calculations and Tests.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the case of the incurrence of any Indebtedness (other than under Revolving Loans but including the incurrence of indebtedness under any Incremental Facility) or Liens or the making of any Investments, Restricted Payments, redemption of Junior Debt, Dispositions or fundamental changes in connection with a Limited Condition Acquisition, the existence of any Default or Event of Default, the accuracy of any representations and warranties, and any relevant ratio (other than for purposes of actual compliance with the Financial Covenant) or basket shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be determined as of the date the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is entered into and, as applicable, calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date ( the “LCA Test Date”); provided that no Limited Condition Acquisition shall be permitted if a Default or Event of Default under Section 8.1(a) or 8.1(f) shall exist at the time of its consummation (or would be caused thereby). For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and the Restricted Subsidiaries) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or such Limited Condition Acquisition is terminated or expires without consummation of such Limited

Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, that solely with respect to Restricted Payments, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. Notwithstanding anything to the contrary, the Acquired EBITDA, assets and consolidated net income of any target of any such acquisition or investment can only be used in the determination of any relevant baskets (such as “growth” baskets) under this Agreement if and when such acquisition or investment has been consummated.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.4 Classification. For purposes of determining compliance at any time with Section 7.2 (including with respect to any Incremental Facility), Section 7.3, Section 7.5, Section 7.6, Section 7.8, Section 7.11 in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction or contractual restriction meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 7.2 (including with respect to any Incremental Facility), Section 7.3, Section 7.5, Section 7.6, Section 7.8, and Section 7.11, the Borrower, in its sole discretion, may classify or reclassify. Further, with respect to the incurrence of any Indebtedness or Liens hereunder pursuant to a fixed dollar basket, such Indebtedness may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the applicable incurrence basket if the Borrower meets the applicable ratio under the applicable incurrence test at such time on a Pro Forma Basis at any time subsequent to the incurrence of Indebtedness (or would have met such ratio, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower).

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender with a Term Commitment severally agrees to make a new Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13, and once repaid in accordance with the provisions hereof may not be reborrowed.

SECTION 2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 2:00 P.M., Eastern time, one Business Day prior to the anticipated Closing Date (with originals to follow within 30 days)) requesting that the Term Lenders make the initial Term Loans to be disbursed on the Closing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, Eastern time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Term Lender. Upon receipt of all requested funds, the Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or, if so specified in the Notice of Borrowing (or any attachment thereto), the Administrative Agent shall wire transfer all or a portion of such aggregate amounts in accordance with the wire instructions specified in the Notice of Borrowing (or any attachment thereto).

SECTION 2.3 Repayment of Term Loans. Beginning on March 31, 2019, the Term Loans shall be repaid in consecutive quarterly installments on the last Business Day of each fiscal quarter, each of which installments shall be in an amount equal to such 0.25% of the aggregate principal amount of the Term Loans funded on the Closing Date. To the extent not previously paid, all then outstanding Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. In the event any Additional Term Loans or Extended Term Loans are made, such Additional Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable maturity date thereof.

SECTION 2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when added to the aggregate outstanding amount of any Revolving Loans, the aggregate undrawn amount of all outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Revolving Lender’s Revolving Commitment. In addition, the amount of the Total Revolving Extensions of Credit outstanding at such time shall not exceed the Total Revolving Commitments in effect at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Notwithstanding anything to the contrary contained herein, except as otherwise agreed to by the Administrative Agent in its discretion, during the continuance of a Default or an Event of Default, no Revolving Loan may be borrowed as, converted to or continued as a Eurodollar Loan.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date (other than any Extended Revolving Credit Commitments). The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

SECTION 2.5 Procedure for Revolving Loan Borrowing.

(a) The Borrower may borrow up to the Available Revolving Commitment under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent written notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Eastern time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within thirty (30) days)) (provided, that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 12:00 Noon, Eastern time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Revolving Loans to be borrowed. If no election as to the type of Loan is specified in the Notice of Borrowing, then the requested loan on the Borrowing Date shall be an ABR Loan, and if no election as to the duration of the Interest Period for Eurodollar Loans is specified in the Notice of Borrowing, then Borrower shall be deemed to have selected an Interest Period of one (1) month. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one (1) month prior to the date that is thirty (30) days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to, in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 12:00 Noon, Eastern time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Upon receipt of the requested funds, the Administrative Agent will make such borrowing available to the Borrower by crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if so specified in the Notice of Borrowing (or any attachment thereto), the Administrative Agent shall wire transfer all or a portion of such aggregate amounts in accordance with the wire instructions specified in the Notice of Borrowing (or any attachment thereto).

SECTION 2.6 Reserved.

SECTION 2.7 Reserved.

SECTION 2.8 Incremental Facility.

(a) At any time from the Closing Date until the Term Loan Maturity Date, the Borrower may request (but subject to the conditions set forth below) (x) to have new Term Loans made available (each a “Term Increase”) or to add one or more incremental term loan facilities (collectively with any Term Increase, each an “Incremental Term Loan Facility” and the loans thereunder, “Additional Term Loans”), or (y) the Revolving Commitment be increased by an amount not to exceed the Available Revolving Increase Amount (each such increase of the Revolving Commitment, a “Revolver Increase” and together with the Term Increase, each, an “Increase” and collectively, with any Incremental Term Loan Facility, each an “Incremental Facility”). Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt (determined at the time of incurrence), shall not exceed the sum of (i) the Unrestricted Incremental Amount plus (ii) the amount of any voluntary prepayments, repurchases, redemptions or other retirements of the Term Loans effected after the Closing Date (including pursuant to debt buy-backs made by the Borrower or any Restricted Subsidiary pursuant to “Dutch Auction” procedures and that are offered to all Lenders on a pro rata basis, in an amount equal to the discounted amount actually paid in respect thereof, but excluding (A) any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder and (B) prepayments with the proceeds of substantially concurrent incurrence of other long term Indebtedness) (this clause (ii), the “Voluntary Prepayment Amount”) plus

(iii) unlimited additional amounts so long as, after giving Pro Forma Effect thereto and after giving effect to any Permitted Acquisition consummated in connection therewith and all other appropriate Pro Forma Adjustments (but excluding the cash proceeds of any such Incremental Facilities for the purpose of “netting” and, in the case of any Revolver Increase, assuming all commitments are fully drawn), (x) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations on a first lien basis, the Consolidated Total Secured Net Leverage Ratio does not exceed 4.25:1.00, (y) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, the Consolidated Total Secured Net Leverage Ratio does not exceed 4.50:1.00 or (z) if such Incremental Facility is unsecured, the Consolidated Total Net Leverage Ratio does not exceed 5.00:1.00. Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (i) through (iii) of the preceding sentence as selected by the Borrower in its sole discretion. Any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clauses (i) and (ii) of the preceding sentence may be reclassified, as the Borrower elects from time to time, as incurred under clause (iii) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (iii) of this definition at such time. Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred. The Borrower may invite (i) each Lender to provide an Additional Term Loan or Revolver Increase and (ii) any other prospective lender that satisfies the criteria of being an “Eligible Assignee” (each an “Additional Lender”); provided, that (a) in all events, the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) to approve each Additional Lender if such consent would be required under Section 10.6 for an assignment of any Term Loans to such additional Lender, and (b) solely with respect to any Revolver Increase, the Issuing Lender shall have consent rights (not to be unreasonably withheld) to approve each Additional Lender, if such consent would be required under Section 10.6 for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such Additional Lender; provided further that existing Lenders shall be offered the opportunity to participate in any Incremental Facility prior to approaching any new prospective lender (it being understood and agreed to the extent any such existing Lender has not agreed to provide a commitment with respect to such proposed Incremental Facility within ten Business Days after the date on which the Borrower notifies such existing Lender of the material terms of such proposed Incremental Facility (including the proposed amount of loans or commitments under such Incremental Facility, the maturity, amortization schedule and terms of any proposed voluntary prepayment restrictions (including any voluntary prepayment fee or premium) applicable to such proposed Incremental Facility and all financial due diligence information with respect to such transaction that is reasonably necessary for the Lenders to make a credit decision in respect of such proposed Incremental Facility), the Borrower may be permitted to approach any other prospective lender in its sole discretion). Any Incremental Facility shall be in the amount of at least $5,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.8) and integral multiples of $1,000,000 in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.8).

(b) Each of the following shall be conditions precedent to the effectiveness of any Incremental Facility:

(i) [reserved];

(ii) (x) the final stated maturity date of any such Incremental Term Loan Facility shall be no earlier than the final stated maturity date of the then existing Term Facility and the Weighted Average Life to Maturity of any such Incremental Term Loan Facility shall not be shorter than the then remaining Weighted Average Life to Maturity of the then existing Term Facility (without giving effect to any prepayments) and (y) if such Incremental Term Loan is in the form of a Term Increase, such Term Increase shall be on the exact same terms (including pricing and maturity date) and pursuant to the exact same documentation applicable to the Term Facility being increased;

(iii) the final stated maturity date of any such Revolving Increase shall be the same as the final stated maturity date of the Revolving Facility being increased, such Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final stated maturity of the Revolving Facility being increased, and such Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility being increased;

(iv) the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Loan Facility that is not a Term Increase shall be determined by the Borrower and the lenders thereunder; provided, that in the event that the Effective Yield for (1) any such Incremental Term Loan Facility that is not a Term Increase are higher than the Effective Yield for the initial Term Facility or any prior Incremental Term Loan Facility by more than 50 basis points, then the Effective Yield for the corresponding Term Facility, shall be increased to the extent necessary so that such Effective Yield is equal to the Effective Yield for such Incremental Term Loan Facility minus 50 basis points (the foregoing, collectively, the “MFN Adjustment”);

(v) Any Incremental Term Loan Facility will share ratably in right of mandatory and voluntary prepayments with the initial Term Facility (unless the Lenders of such Incremental Term Loan Facility agree to participate on a less than ratable basis);

(vi) Any Incremental Term Loan Facility shall be on terms and pursuant to documentation to be determined as between the Borrower and the lenders providing such Term Increase; provided, that to the extent such terms and documentation are not consistent with the then existing Term Facility (except to the extent permitted by clause (ii), (iii) or (iv) above), they shall not be materially more favorable, taken as a whole, to such lenders than the terms of the existing Term Facility unless (1) the Lenders under the existing Term Facility also receive the benefits of such more favorable terms (including, without limitation, any financial maintenance covenant applicable to any such Term Increase) or (2) any such provisions apply after the final maturity date of the existing Term Facility. Any prospective Lender(s), the Loan Parties and the Administrative Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such prospective Lender(s), the Loan Parties, and the Administrative Agent are party (any Increase Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders or prospective Lender(s) agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.8 (including, if applicable, any amendment necessary to increase the amount of any payments required pursuant to Section 2.3 to reflect an updated amortization of the Term Loans following any Term Increase or implementation of any new Incremental Term Loan Facility, if applicable and if applicable, to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC to secure the Obligations in respect of the Term Increase or Revolver Increase, as applicable));

(vii) the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Increase;

(viii) subject to Section 1.3 with respect to Limited Condition Acquisitions, each of the conditions precedent set forth in Section 5.3 are satisfied;

(ix) subject to Section 1.3 with respect to Limited Condition Acquisitions, the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer certifying that (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties are true and correct in all material respects; and

(x) upon the effectiveness of any Incremental Facility, unless otherwise specifically provided herein, as applicable, (i) (A) all references in this Agreement and any other Loan Document to the Term Loans shall be deemed, unless the context otherwise requires, to include each Additional Term Loans advanced pursuant to this Section 2.8 and (B) all references in this Agreement and any other Loan Document to the Term Commitments shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to the Additional Term Loans advanced pursuant to this Section 2.8, and/or (ii) (A) all references in this Agreement and any other Loan Document to the Revolving Loans shall be deemed, unless the context otherwise requires, to include such Revolver Increase advanced pursuant to this Section 2.8 and (ii) all references in this Agreement and any other Loan Document to the Revolving Commitment shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to such Revolver Increase pursuant to this Section 2.8.

The Revolving Loans and Revolving Commitments established pursuant to this Section 2.8 shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Additional Term Loans and Term Commitments established pursuant to this Section 2.8 shall constitute Term Loans and Term Commitments under, and shall rank pari passu in right of payment with the Obligations in respect of the Term Loans. The Borrower shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any Incremental Facility. Any Incremental Facility shall only be secured by the Collateral and no Incremental Facility shall be guaranteed by entities other than the Guarantors.

SECTION 2.9 Fees.

(a) Fee Letters. The Borrower agrees (i) on the Closing Date, to pay the fees which are due and payable at such time as specified in the Fee Letters and (ii) to pay to the Administrative Agent the administration fees in the amounts and on the dates as set forth in (and to the extent required by) the Agency Fee Letter, in each case which are due and payable at such time.

(b) Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a fee for the Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on the last Business Day of each fiscal quarter occurring following the Closing Date and prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

(c) Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

SECTION 2.10 Termination or Reduction of Total Revolving Commitments; Total L/C Commitments.

(a) Termination or Reduction of Total Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or, from time to time, to reduce the amount of the Total Revolving Commitments; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total Revolving Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total Revolving Commitments then in effect; provided, that if in connection with any such reduction or termination of the Total Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its respective Revolving Percentage. All fees accrued until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination.

(b) Termination or Reduction of Total L/C Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the Borrower or, from time to time, to reduce the amount of the Total L/C Commitments available to the Borrower; provided, that in any such case, no such termination or reduction of the Total L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total L/C Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total L/C Commitments then in effect. Any reduction of the Total L/C Commitments shall be applied to the L/C Commitments of each Lender according to its respective L/C Percentage. All fees accrued until the effective date of any termination of the Total L/C Commitments shall be paid on the effective date of such termination.

SECTION 2.11 Optional Loan Prepayments.

(a) Subject to Section 2.11(b), the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon written notice delivered to the Administrative Agent no later than 12:00 Noon, Eastern time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, Eastern time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.11 shall be applied to the prepayment of installments due in respect of the Term Loans as directed by the Borrower (and in the absence of such direction, direct order of maturity thereof) and in accordance with Section 2.3 and 2.18(b).

(b) In the event that the Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to Term Loans, in each case prior to the one (1) year anniversary of the Closing Date, the Borrower shall pay a premium in an amount equal to 1.00% of (A) in the case of clause (x), the amount of the Term Loan being prepaid or (B) in the case of clause (y), the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment, in each case to the Administrative Agent, for the ratable account of each of the Term Lenders.

SECTION 2.12 Mandatory Prepayments.

(a) [Reserved].

(b) If, following the Closing Date, the Borrower or any Restricted Subsidiary incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.2(s) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.2, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(c) Following the Closing Date, if on any date any Group Member shall receive Net Cash Proceeds in excess of the greater of (x) $3,750,000 and (y) 3% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall prepay the Loans and other amounts as set forth in Section 2.12(e) in an amount equal to 100% of such Net Cash Proceeds on such date; provided, that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e).

(d) If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.12(e); provided, that such percentage shall be reduced to (i) 25% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.50 to 1.00 but greater than 2.75 to 1.00 and (ii) 0% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 2.75 to 1.00. Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the earliest of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent, (ii) the date such financial statements are actually delivered; and provided, further, that for any fiscal year, voluntary prepayments of all Loans, including any Loans pursuant to any Increase (including the prepayment at a discount to par, with credit given to the actual cash amount of the payment, but excluding prepayments funded with the proceeds of long-term indebtedness (other than Revolving Loans) and, subject in the case of any prepayment of Revolving Loans, only to the extent the Total Revolving Commitments are permanently reduced by the amount of such repayment), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due (provided, that any such prepayments made after year-end and prior to the applicable Excess Cash Flow Application Date shall be applied pro rata to all remaining scheduled amortization payments under the Term Facility (including any Additional Term Loans) (i.e., as a mandatory prepayment as opposed to an optional repayment)) and be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the Consolidated Net Leverage

Ratio of Borrower for purposes of determining the applicable Excess Cash Flow percentage above recalculated to give pro forma effect to any cash pay down or reductions made prior to the making of such prepayment).

(e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of installments due in respect of the Term Loans in direct order of maturity to the first eight amortization payments scheduled to occur under the Term Facility (including any Additional Term Loans) and, thereafter, pro rata to all remaining scheduled amortization payments under the Term Facility (including any Additional Term Loans) and in accordance with Sections 2.3 and 2.18(b) (provided, that any Term Lender may decline any such prepayment (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be offered ratably to the accepting Lenders, and if declined thereby may be retained by the Borrower and its Restricted Subsidiaries and increase the Available Amount in accordance with the definition thereof. Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Loans that are ABR Loans, in the event the Revolving Commitments have not been terminated) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent and each Term Lender notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.12 not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the options of each Term Lender to decline or accept its share of such prepayment. Any Term Lender that wishes to exercise its option to decline such prepayment shall notify the Administrative Agent by facsimile not later than three (3) Business Days prior to the Mandatory Prepayment Date (it being understood that any Term Lender that does not notify the Administrative Agent of its election not later than three (3) Business Days prior to the Mandatory Prepayment Date shall be deemed to have elected to accept its share of such prepayment).

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(g) No prepayment fee shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.12 (for the avoidance of doubt, other than any mandatory prepayments constituting a Repricing Transaction).

(h) Notwithstanding any other provisions of this Section 2.12, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.12(c) (a “Foreign Disposition”), or any Excess Cash Flow attributable to a Foreign Subsidiary, are prohibited or delayed by applicable local law from being repatriated to the United States, the Borrower will not be required to repay Term Loans at the times provided in Section 2.12 in an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected so long, but only so long, as the applicable local law will not permit repatriation of such Net Cash Proceeds or Excess Cash Flow to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions reasonably requested by the Administrative Agent, or as may be required by applicable local law, to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied by the Borrower (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith and in consultation with the Administrative Agent that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Borrower will not be required to repay Term Loans at the times provided in Section 2.12 in an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected; provided, that in the case of either clause (i) or (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.12(c) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

SECTION 2.13 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior notice in a Notice of Conversion/Continuation of such election no later than 12:00 Noon, Eastern time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.17, the Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 12:00 Noon, Eastern time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor). If no election as to the type of Loan is specified in the Notice of Conversion/Continuation, then the Loan shall automatically be converted into an ABR Loan, and if any such Notice of Conversion/Continuation requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month; provided, that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Subject to Section 2.17, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent by no later than 12:00 Noon, Eastern time, on the date occurring three Business Days preceding the proposed continuation date and otherwise in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

SECTION 2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, and (b) no more than five (5) Eurodollar Tranches shall be outstanding at any one time.

SECTION 2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15, plus two percent (2.00%), and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility, plus two percent (2.00%) (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus two percent (2.00%)), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Any amounts accrued pursuant to this Section 2.15(c) shall be payable on demand.

(d) Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

SECTION 2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

SECTION 2.17 Inability to Determine Interest Rate.

(a) Subject to Section 2.17(b) below, if prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b) If at any time adequate and reasonable means do not exist for ascertaining the Eurodollar Rate and the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the inability to ascertain such rate is unlikely to be temporary, the Administrative Agent and the Borrower shall select an alternate rate of interest that takes into account the then-prevailing market convention for determining a rate of interest for syndicated bank loans in the United States at such time (any such rate, the “Successor Benchmark Rate”). The Successor Benchmark Rate shall be applied by the Administrative Agent in a manner that is administratively feasible to the Administrative Agent, giving due regard to then-prevailing market practice (determined by the Administrative Agent in consultation with the Borrower).

SECTION 2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders; provided, that for the avoidance of doubt, each borrowing of Additional Term Loans shall be made pro rata according to the respective commitments of the Lenders providing such Additional Term Loans.

(b) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon, Eastern time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 12:00 Noon, Eastern time may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.18, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.2 or Section 5.3 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(l) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.3 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable to itself, any Revolving Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided, that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

SECTION 2.19 Illegality; Requirements of Law.

(a) Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower (in writing) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e) A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

SECTION 2.20 Taxes.

For purposes of this Section 2.20, the term ‘Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), 2.20(f)(ii)(B) and 2.20(f)(ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Secured Party that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Secured Party becomes a Secured Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Secured Party is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Secured Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W- 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of duly completed IRS Form W-8BEN or W-8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of duly completed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

SECTION 2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

SECTION 2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided, further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

SECTION 2.23 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) a notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender, request that such Affected Lender use its reasonable efforts to: (i) cause one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 (subject to Section 2.25) that result from the acquisition of any Affected Lender’s Loan and/or Commitments (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender, the amount of any such fee or Letter of Credit Fee, as applicable, otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or Letter of Credit Fee, as applicable.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4, the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law and subject to Section 2.25, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender.

SECTION 2.25 Notes. If so requested by any Lender by written notice to the Borrower, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 2.26 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of the applicable Class and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans, and which such extensions shall not be subject to pro forma compliance with any leverage ratio or other financial tests or “most favored nations provisions”) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of

Term Loans from which they were converted, and any Extended Revolving Commitments (as defined below) shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted, and it being understood that an Extension may be in the form of an increase in the amount of any other outstanding Class of Term Loans otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Commitments (and related outstandings), (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii), (iii) and (iv), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer other than with respect to covenants or other provisions applicable to periods after the Latest Maturity Date, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.3 for periods prior to the Maturity Date for Term Loans may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), as the case may be, in respect of which Term Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans, as the case may be, of such Term Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders, as the case may be, have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Borrower, (ix) the Minimum Tranche Amount (as defined below) shall be satisfied unless waived by the Administrative Agent and (x) no Event of Default exists immediately prior to or after giving effect to such Extension. No Lender shall be obligated to extend its Term Loans unless it so agrees.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or 2.12 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided, that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans (as applicable) of any or all applicable Classes be tendered and (y) no Class of Extended Term Loans shall be in an amount of less than $10,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.3, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Commitments, the consent of the relevant L/C Issuer (if such L/C Lender is being requested to issue letters of credit with respect to the Class of Extended Revolving Credit Commitments), which consent shall not be unreasonably withheld or delayed; provided, that any Lender that elects not to agree to such Extension (such Lender being, a “Non-Extending Lender”) may be replaced by the Borrower pursuant to Section 2.23. All Extended Term Loans and Extended Revolving Commitments, as applicable, and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.26.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars or in such other currency as may be agreed by the Issuing Lender and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided, that any Letter of Credit may provide for the automatic renewal thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (y) above) or such longer period to the extent Cash Collateralized to the reasonable satisfaction of the Issuing Lender.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.3 shall not then be satisfied or waived (which notice shall contain a description of any such condition asserted not to be satisfied or waived);

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount no less than $500,000; or

(vii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than ten (10) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.3 Fees and Other Charges.

(a) The Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a fronting fee to the Issuing Lender for its own account of 0.125% per annum on the actual daily amount of the L/C Exposure (a “Letter of Credit Fronting Fee”), (ii) to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages), a letter of credit fee equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans multiplied by the actual daily amount of the L/C Exposure (a “Letter of Credit Fee”), and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) such Revolving Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). The Letter of Credit Fee shall be payable monthly in arrears on the last Business Day of each month and on the Letter of Credit Maturity Date, and Letter of Credit Fronting Fee and the Issuing Lender Fees shall be payable quarterly in arrears on the last Business Day of each fiscal quarter and on the Letter of Credit Maturity Date (each of the foregoing, an “L/C Fee Payment Date”). All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d) Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such Letter of Credit Fees, if any, payable to the Issuing Lender for its own account.

(e) All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

SECTION 3.4 L/C Participations.

(a) L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.3, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if the Issuing Lender issues such notice before 10:00 a.m. Eastern time on the date of such L/C Disbursement, or (ii) on the second following Business Day if the Issuing Lender issues such notice at or after 10:00 a.m. Eastern time on the date of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement (in writing) and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus two percent (2%) per annum) on demand; provided, that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.3 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided, however, the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.3 are satisfied.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Subject to the exception set forth in the next sentence, the Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of the Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

SECTION 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided, that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

SECTION 3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or L/C Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 (and shall be promptly released) following (i) the elimination of the applicable Fronting Exposure, L/C Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender or, as appropriate, its assignee), or (ii) a good faith determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure, L/C Exposure or other obligations, and provided, further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

SECTION 3.11 Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Revolving Lender.

SECTION 3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least thirty (30) days’ prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Revolving Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Revolving Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Revolving Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

SECTION 3.13 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself, each of its Restricted Subsidiaries and each other Loan Party, as applicable, in each case, on and after the Closing Date that:

SECTION 4.1 Financial Condition.

(a) [Reserved].

(b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2015, December 31, 2016 and December 31, 2017, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30,

2018, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

SECTION 4.2 No Change. Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Operating Documents of the Borrower or any other Loan Party, (b) any Requirement of Law (except as set forth in Schedule 4.5) or (c) any Contractual Obligation of any Loan Party or Restricted Subsidiary, unless, in each case, such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). The absence of obtaining the Governmental Approvals described in Schedule 4.4 and the violations of Requirements of Law referenced in Schedule 4.5 could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any other Loan Party or any Restricted Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 [Reserved].

SECTION 4.8 Ownership of Property; Liens. Each Loan Party and Restricted Subsidiary has title in fee simple to, or a valid leasehold interest in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and Restricted Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property and assets necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

SECTION 4.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and Restricted Subsidiary owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s or any Restricted Subsidiary’s use of any Intellectual Property or the validity or effectiveness of any Loan Party’s or any Restricted Subsidiary’s Intellectual Property, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Loan Party and Restricted Subsidiary, and the conduct of such Loan Party’s and Restricted Subsidiary’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or other violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect, unless such claim could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.10 Taxes. Each Loan Party and Restricted Subsidiary has filed or caused to be filed all Federal and state income and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or Restricted Subsidiary). Except as specifically disclosed in Schedule 4.10, to the knowledge of the Borrower, as of the Closing Date, no tax Lien (other than a Lien for taxes not yet due and payable or a Lien permitted under Section 7.3(a)) has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party and Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or Restricted Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Restricted Subsidiary.

SECTION 4.13 ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) each Loan Party and, to the knowledge of each Loan Party, each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b) no ERISA Event has occurred or is reasonably expected to occur;

(c) each Loan Party and, to the knowledge of each Loan Party, each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(e) no termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during the immediately preceding five-year period;

(f) the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits;

(g) neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA with respect to a Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any such withdrawal liability under ERISA nor is any such withdrawal reasonably anticipated; and

(h) to the knowledge of the Loan Parties, no Multiemployer Plan is Insolvent.

SECTION 4.14 Investment Company Act; Other Regulations. No Loan Party is required to be registered as an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

SECTION 4.15 Subsidiaries. As of the Closing Date (a) Schedule 4.15 sets forth the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to the Borrower and each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any other Person, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary thereof, except as may be created by the Loan Documents and except as are disclosed on Schedule 4.15.

SECTION 4.16 Use of Proceeds. The proceeds of the Term Loans funded on the Closing Date shall be used to consummate the Refinancing, to make the Specified Distribution, to pay related fees and expenses and for general corporate and working capital purposes. All or a portion of the proceeds of the Revolving Loans and the Letters of Credit, shall be used for general corporate and working capital purposes.

SECTION 4.17 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

(i) the facilities and properties owned, leased or operated by any Loan Party or Restricted Subsidiary (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(ii) no Loan Party or Restricted Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party or Restricted Subsidiary (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party or Restricted Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Loan Party or Restricted Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(vi) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii) no Loan Party or Restricted Subsidiary has assumed any liability of any other Person under Environmental Laws.

SECTION 4.18 Accuracy of Information, Etc. Subject to the following sentence, no statement or information contained in this Agreement, any other Loan Document or any other document or certificate furnished by or on behalf of the Loan Parties to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided, that the foregoing representation is not made with respect to any projections or pro forma financial information. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) (to the extent that a security interest in such property may be perfected by such filing) in appropriate form are filed on the Closing Date in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 having priority by operation of applicable law). As of the Closing Date, no Loan Party that is a limited liability company or partnership has any Capital Stock that is a not Certificated Security.

(b) Any Mortgages delivered after the Closing Date pursuant to Section 6.12 will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

SECTION 4.20 Solvency. As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are and, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be, Solvent.

SECTION 4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

SECTION 4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

SECTION 4.23 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums (other than premiums financed in compliance with Section 7.2) have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

SECTION 4.24 [Reserved].

SECTION 4.25 Patriot Act. Each Group Member is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act or the Bribery Act 2012. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, no Group Member has, in the past three years, committed a violation of applicable regulations of the Patriot Act.

SECTION 4.26 Sanctions. No Group Member is in violation of any Sanctions. No Group Member (a) is a Sanctioned Person, (b) has its assets located in Sanctioned Persons or countries or territories subject to Sanctions, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or countries or territories subject comprehensive to Sanctions. To the knowledge of the Borrower, no proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or in a country or territory subject to comprehensive Sanctions. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, no Group Member has, in the past three years, committed a violation of applicable regulations of Sanctions.

SECTION 4.27 FCPA/Export Controls.

(a) The Group Members will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010 or any other applicable anti-bribery & corruption law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, no Group Member has committed a violation of applicable regulations of the FCPA. Furthermore, the Borrower and, to the knowledge of the Borrower, its affiliates, have conducted their business in compliance with the UK Bribery Act of 2010 as applicable, the FCPA and similar laws, rules or regulations in each case as applicable to the Group Members and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) The Group Members are in compliance in all material respects with all relevant export, re-export and import laws applicable to the Group Members, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Group Member has shipped or, to the knowledge of the Borrower, provided any item for delivery to, and are not currently providing any services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, and are not, to the Knowledge of the Borrower, currently providing any services, to a country or an individual in violation of any export or re-export laws, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions to Effectiveness. This Agreement and the commitment of each Lender to make its initial extension of credit hereunder (it being understood that the obligation to fund its initial extension of credit on the Closing Date shall be subject to the satisfaction or waiver of the conditions precedent set forth in Section 5.2) shall become effective upon the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following:

(i) this Agreement, executed and delivered by the Borrower and each Lender listed on Schedule 1.1A;

(ii) the Fee Letters; and

(iii) the Collateral Information Certificate, executed by a Responsible Officer of the Loan Parties.

(b) Financial Statements. The Administrative Agent shall have received (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2015, December 31, 2016 and December 31, 2017 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2018, and the related unaudited consolidated statements of income and cash flows for the twelve-month period ended on such date, and (iii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of and for the twelve-month period ending on September 30, 2018, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search or other evidence reasonably satisfactory to the Administrative Agent indicating the absence of Liens on the Collateral, except for Liens permitted by Section 7.3 and Liens for which termination statements and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with the extensions of credit hereunder or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases or subordination agreements have been made.

(d) Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, and (iv) a long form good standing certificate for each Loan Party certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization.

(e) Patriot Act. The Administrative Agent and the Lenders shall have received, prior to the Effective Date, all documentation (including a W-9 or any other applicable tax forms) and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, as shall have been requested in writing at least five (5) Business Days prior to the Effective Date by the Administrative Agent or any Lender.

(f) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, and, subject to Section 6.19, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Representations and Warranties.

(i) Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except as could not reasonably be expected to have a Material Adverse Effect.

(ii) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(iii) Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(iv) The execution and delivery of this Agreement on the Effective Date will not violate (a) the Operating Documents of the Borrower, (b) any Requirement of Law or (c) the Existing Credit Agreement except, in each case, as could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues (other than pursuant to this Agreement or the other Loan Documents).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Effective Date.

The execution of this Agreement by the Borrower on the Effective Date shall constitute a representation and warranty by the Borrower as of the Effective Date that the condition contained in Section 5.1(g) has been satisfied.

SECTION 5.2 Conditions to Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit hereunder shall be subject solely to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent (provided, notwithstanding the foregoing, (x) the Closing Date shall not be any date prior to December 12, 2018 and (y) if the Closing Date has not occurred on or prior to December 31, 2018 (or such later date agreed to by the Administrative Agent in its reasonable discretion), this Agreement and each Lender’s commitments hereunder shall automatically terminate and be of no further force and effect):

(a) Loan Documents. The Administrative Agent shall have received each of the following in substantially the form agreed to between the Administrative Agent and the Borrower on the Effective Date with such changes thereto as may be mutually agreed between the Administrative Agent and the Borrower:

(i) if required by any Term Lender and requested at least two Business Days prior to the Closing Date, a Term Loan Note executed by the Borrower in favor of such Term Lender;

(ii) if required by any Revolving Lender and requested at least two Business Days prior to the Closing Date, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;

(iii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each other Grantor named therein together with each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(iv) the Intercompany Subordination Agreement; and

(v) the Master Intercompany Note.

(b) Fees. The Borrower shall have paid all fees due and payable on or prior to the Closing Date, including any fees under the Fee Letters and any reimbursement or payment of all reasonable and documented out-of-pocket accrued fees and expenses (limited to, in the case of legal expenses, to the reasonable fees and expenses of one legal counsel for all of the Lenders and the Administrative Agent) incurred by the Lenders and the Administrative Agent on or before the Closing Date; provided that the aggregate amount of out-of-pocket fees and expenses reimbursed in connection with this Agreement on the Closing Date shall not exceed $500,000 unless Owl Rock has provided prior written notice that the aggregate amount of fees and expenses incurred in connection with this Agreement exceeds $500,000 and the Borrower has agreed to reimburse such additional amounts in its reasonable discretion. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(c) Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in clauses (h), (i), and (j) of this Section 5.2 have been satisfied.

(d) Refinancing. The Refinancing shall have been consummated substantially concurrently with the funding of Loans on the Closing Date, and immediately following the Refinancing, neither Borrower nor any of its Subsidiaries shall have any third-party indebtedness for borrowed money or preferred equity other than (a) indebtedness under this Agreement and (b) indebtedness or preferred equity permitted to remain outstanding under this Agreement. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under this Agreement.

(e) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Borrowing Notices. The Administrative Agent shall have received, in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

(g) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.

(h) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent a representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects (or in all material respects, as applicable) as of such earlier date.

(i) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(j) Specified Distribution. The Borrower shall not have used more than $110,000,000 of cash from its balance sheet to fund the Specified Distribution.

(k) Collateral. Subject to Section 6.19, all actions necessary to grant to Administrative Agent a first priority perfected security interest (subject to Liens permitted by Section 7.3) in the Collateral to the extent required to be perfected pursuant to the terms of this Agreement or the Guarantee and Collateral Agreement shall have been taken (including, without limitation, all certificates evidencing pledged equity interests of the Loan Parties and their Subsidiaries (as required to be pledged pursuant to the terms of the Loan Documents) or other certificated securities, along with accompanying instruments of transfer or powers (executed in blank), to be delivered to Administrative Agent, all UCC-1 financing statements to be filed in the applicable government UCC filing offices, and all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable).

(l) Lien Searches. The Administrative Agent shall have received the results of a recent confirmatory or bring-down lien search or other evidence reasonably satisfactory to the Administrative Agent indicating the absence of Liens on the Collateral, except for Liens permitted by Section 7.3 and Liens for which termination statements and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with the extensions of credit hereunder or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases or subordination agreements have been made.

For purposes of determining compliance with the conditions specified in this Section 5.2, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit.

SECTION 5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent a representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects (or in all material respects, as applicable) as of such earlier date; provided that in the case of an Incremental Facility the proceeds of which will be used to finance a Limited Condition Acquisition, the foregoing will be limited to the Specified Representations.

(b) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date; provided, that, in the case of an Incremental Facility, the proceeds of which will be used to finance a Limited Condition Acquisition, the foregoing will be limited to Events of Default arising under Sections 8.1(a) and (f).

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit and each Revolving Loan Conversion that the conditions contained in this Section 5.3 have been satisfied.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and at all times prior to the Discharge of Obligations, the Borrower shall, and shall cause each of its Restricted Subsidiaries to:

SECTION 6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2018), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year (together with customary management discussion and analysis), setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than with respect to, or expressly resulting from the maturity of the Facilities occurring within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or another nationally recognized independent certified public accounting firm reasonably acceptable to the Administrative Agent;

(b) not later than sixty (60) days after the end of each of the four (4) fiscal quarters occurring during each fiscal year of the Borrower (beginning with the fiscal quarter ending December 31,

2018), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, (together with customary management discussion and analysis) setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. In addition, to the extent that a Public Offering Parent has been formed in connection with a Public Offering, references to the “Borrower” in this Section 6.1 shall be deemed to reference the Public Offering Parent.

At the request of the Administrative Agent, the Borrower will hold and participate in a quarterly conference call for the Lenders to discuss financial information delivered pursuant to this Section 6.1 on a date that is mutually agreeable to the Administrative Agent and the Borrower.

SECTION 6.2 Certificates; Reports; Other Information. Furnish (or, in the case of clause (a), use reasonable efforts to furnish) to the Administrative Agent, for distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default due to the breach of Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, there exists no Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 7.1 of this Agreement referred to therein as of the last day of the fiscal quarter of the Borrower, (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the name or jurisdiction of organization of any Loan Party and a list of any U.S. federal registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (z) such information necessary to update Schedule 4.15 to reflect changes in the information set forth thereon that have occurred since the date of the most recent report delivered pursuant to this clause (z) (or, in the case of the first such report so delivered, since the Closing Date) (it being understood that such information regarding the Capital Stock ownership of the Borrower shall be limited to owners owning 5% or more of the Capital Stock of Borrower unless otherwise reasonably requested by the Administrative Agent);

(c) No later than sixty (60) days after the end of each fiscal year of the Borrower (beginning with the fiscal year commencing January 1, 2019), a consolidated budget for the current fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each month of such fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);

(e) following a Public Offering, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, within five (5) days after the same are filed (or notice that such filings have been made);

(f) upon request by the Administrative Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Effect; and

(g) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

SECTION 6.3 [Reserved].

SECTION 6.4 Payment of Obligations; Taxes. Pay, discharge or otherwise satisfy, as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or the Collateral, and (b) all other lawful claims which, if unpaid, would by law become a Lien upon the Collateral, except, in each case, where (i) (A) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and (B) reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence, except for transactions permitted by Sections 7.4 or 7.5 and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (other than Contractual Obligations constituting Indebtedness but including all material obligations under all leases and other agreements with respect to each material location leased by the Loan Parties or each public warehouse where any Collateral is or may be located) and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Except to the extent any failure to comply could not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and, to the extent any Loan Party has the right to control any ERISA Affiliate, shall cause each of its ERISA Affiliates to: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; and (3) timely make all required contributions to any Pension Plan.

SECTION 6.6 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, casualty, condemnation, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business.

SECTION 6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent and any Lender, subject to reasonable advance notice (provided, that no notice shall be required if an Event of Default has occurred and is continuing) and during normal business hours, to visit and inspect any of its properties and to audit, examine, copy and make abstracts from any of its books and records (including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information) as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants subject to such accountants customary policies and procedures (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants). No such inspection or visit shall unduly interfere with the business or operations of any Group Member, nor result in any damage to the property or other Collateral, and each such inspection shall (absent a continuing Default or Event of Default) be subject to reasonable coordination with, the applicable Group Member. Unless an Event of Default has occurred and is continuing (in which case such visits and inspections shall occur at the Borrower’s expense as often as the Administrative Agent shall reasonably determine is necessary), such visits and inspections at the Borrower’s expense shall not be undertaken more frequently than once per year. In the Administrative Agent’s sole discretion, the representatives and independent contractors of the Administrative Agent and any Lender may conduct additional visits and inspections of the Group Members’ properties more frequently at the Lenders’ expense.

SECTION 6.8 Notices. Promptly after the Borrower becomes aware thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party or Restricted Subsidiary or (ii) litigation, investigation or proceeding that may exist at any time between any Loan Party or Restricted Subsidiary and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party or Restricted Subsidiary (i) that could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any of its ERISA Affiliates with respect to such event, if such event could reasonably be expected to result in a Material Adverse Effect: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan; and

(ii) upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or, to the extent any Loan Party has the ability to control an ERISA Affiliate, any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(iii) promptly after the receipt thereof by any Loan Party or, to the extent any Loan Party has the ability to control an ERISA Affiliate, any of its respective ERISA Affiliates, all notices from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(e) any material change in accounting policies or financial reporting practices by any Loan Party; and

(f) any circumstance, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto, if any.

SECTION 6.9 Environmental Laws. Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10 [Reserved].

SECTION 6.11 [Reserved].

SECTION 6.12 Additional Collateral, Etc.

(a) With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new direct or indirect Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this Section 6.12(c) shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or any new Subsidiary formed by Division) by any Loan Party (including pursuant to a Permitted Acquisition), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) upon the request of the Administrative Agent, (A) cause such new Subsidiary (x) to become a party to this Agreement and/or the Guarantee and Collateral Agreement, (y) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by any such Loan Party (provided, that in no event shall more than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any security documents governed by foreign law reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 6.13 Designation of Subsidiaries The Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation on a Pro Forma Basis as of the end of the most recently ender fiscal quarter, no Event of Default shall have occurred and be continuing or would exist after giving effect thereto and (ii) immediately after giving effect to such designation, the Borrower is in compliance, on a Pro Forma Basis, with the Financial Condition Covenant. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary, no Unrestricted Subsidiary shall hold or exclusively license or otherwise have the exclusive right to use any intellectual property that is otherwise material to the operations of the business of the Borrower at any time, no Unrestricted Subsidiary shall own any Capital Stock in the Borrower or any of their Restricted Subsidiaries at any time and no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of the Borrower or any of their Restricted Subsidiaries at any time.

SECTION 6.14 [Reserved].

SECTION 6.15 Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

SECTION 6.16 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Subordinated Indebtedness of the Loan Parties.

SECTION 6.17 [Reserved].

SECTION 6.18 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 6.19 Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified on Schedule 6.19 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition on Schedule 6.19 (or such other date as Administrative Agent shall agree in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.1 Financial Condition Covenant.

(i) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio, calculated as of the last day of each fiscal quarter on a trailing twelve month basis, during the periods set forth below to exceed the ratio set forth below opposite such period:

Periods Ending	Consolidated Net Leverage Ratio
December 31, 2018 through September 30, 2019	6.50:100
December 31, 2019 through September 30, 2020	6.25:1.00
December 31, 2020 through September 30, 2021	6.00:1.00
December 31, 2021 and thereafter	5.50:1.00

Notwithstanding anything to the contrary contained in this Section 7.1 or in Article VIII, in the event that the Loan Parties fail to comply with the requirements of the financial condition covenant set forth in Section 7.1 (the “Financial Condition Covenant”) until the expiration of the day that is ten (10) Business Days after the date the Compliance Certificate calculating such covenants is required to be delivered pursuant to Section 6.2(b), the Permitted Investors (which for purposes of this paragraph shall include any management investors in the Borrower) shall have the right to cure (and shall be deemed to have cured) any Event of Default resulting from such breach if the Borrower issues Capital Stock (other than Disqualified Stock) to the Permitted Investors for cash, or the Permitted Investors otherwise make cash contributions to the capital of the Borrower (the “Cure Right”) in order to bring the Loan Parties into compliance with such Financial Condition Covenant (the “Cure Amount”). In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Condition Covenant as set forth herein. In each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised and the Cure Right may not be exercised more than four (4) times during the term of this Agreement. Upon the Administrative Agent’s receipt of the Cure Amount, the Financial Condition Covenant shall be recalculated (for such period and shall be so calculated for any subsequent period that includes the Fiscal Quarter in respect of which the Cure Right was exercised) giving effect to the following pro forma adjustments: (a) Consolidated Adjusted EBITDA shall be increased by not more than the Cure Amount and (b) if, after giving effect to the foregoing calculations, Borrower is in compliance with the requirements of the Financial Condition Covenant, then Borrower shall be deemed to have satisfied such Financial Condition Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the breach or default of the Financial Condition Covenant that occurred shall be deemed cured for the purposes of this Agreement. The resulting increase to Consolidated EBITDA from the exercise of the Cure Right shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purposes under this Agreement or any Loan Document, other than for purposes of calculating the Financial Condition Covenant for the Fiscal Quarter in respect of which the Cure Right was exercised and any subsequent period that includes the Fiscal Quarter in respect of which the Cure Right was exercised, and the Cure Amount will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA. There shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for purposes of determining compliance with the Financial Condition Covenant for the Fiscal Quarter respect of which such Cure Right is made (but such reduction shall be permitted for any subsequent period that includes the Fiscal Quarter in respect of which the Cure Right was exercised). To the extent the Borrower has notified the Administrative Agent of the intention to exercise a Cure Right for any Fiscal Quarter, no remedies may be applied in respect of any resulting Default or Event of Default so long as the proceeds of the applicable Cure Right are received by the Borrower within the timeframe specified above (it being understood that there shall be no borrowing under the Revolving Facility or Letters of Credit issued following a breach of the Financial Condition Covenant until the Cure Amount has actually been received by the Borrower).

SECTION 7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Group Member (which is not a Loan Party) to any other Group Member (which is not a Loan Party) and (iii) any Group Member that is not a Loan Party owing to any Loan Party; provided, however, (x) that any such Indebtedness made pursuant to this clause (iii) (together with Dispositions permitted by Section 7.5(c) and Investments permitted by Section 7.8(e)(iii)) shall not exceed $30,000,000 in the aggregate at any time and (y) that any such Indebtedness (A) if owing to a Loan Party by a Subsidiary that is not a Loan Party, shall at all times following the date that is thirty (30) days following the Closing Date, be evidenced by one or more promissory notes or a global intercompany note in form reasonably acceptable to Administrative Agent (it being agreed that the Master Intercompany Note is reasonably acceptable), duly executed and delivered in pledge to Administrative Agent pursuant to the Security Documents, and (B) if owing by a Loan Party to a Subsidiary that is not a Loan Party, shall at all times following the date that is thirty (30) days following the Closing Date, be subordinated to the Obligations on customary terms reasonably acceptable to Administrative Agent (it being agreed that the Intercompany Subordination Agreement is reasonably acceptable);

(c) Guarantee Obligations incurred in the ordinary course of business (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) of any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party), provided, that in any case (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e) Purchase money Indebtedness to finance the acquisition, construction or improvement of any fixed or capital assets (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount not to exceed the greater of (x) $7,500,000 and (y) 6% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time outstanding;

(f) obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Swap Agreement, provided, that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of hedging or directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Capital Stock), and not for purposes of speculation;

(g) Surety Indebtedness incurred in the ordinary course of business consistent with past practice;

(h) Indebtedness incurred by any Foreign Subsidiary for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Loan Party in an aggregate principal amount not to exceed the greater of (x) $15,000,000 and (y) 12% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time outstanding;

(i) unsecured Indebtedness constituting earn-outs related to the enhanced performance of an entity acquired in connection with a Permitted Acquisition (“Earn-Outs”) or constituting the obligation to make purchase price adjustments and indemnities in connection with any Permitted Acquisition, provided, that such Indebtedness does not require the payment in cash (other than in respect of working capital adjustments) in excess of the greater of (x) $35,000,000 and (y) 28% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period in the aggregate;

(j) Indebtedness of any Person that becomes a Subsidiary of the Borrower in a Permitted Acquisition (or Indebtedness assumed at the time, and as a result, of a Permitted Acquisition or other Investment not prohibited by this Agreement), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower, provided, that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and the Borrower shall be in compliance with such Financial Condition Covenant;

(k) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(l) obligations (contingent or otherwise) existing or arising under one or more letters of credit in an aggregate face amount not to exceed the greater of (x) $4,500,000 and (y) 3.6% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time outstanding;

(m) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed the greater of (x) $18,750,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time outstanding (which Indebtedness may be secured by Liens permitted by Section 7.3 hereof);

(n) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(o) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(p) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Borrower permitted by Section 7.6;

(q) Indebtedness constituting indemnification obligations incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(r) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(s) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.12(b); provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant Term Loans being refinanced, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of then-remaining Term Loans being refinanced, (C) such Indebtedness shall not be guaranteed by Subsidiaries of the Borrower that are not Loan Parties and not be secured on any assets of the Borrower and its Subsidiaries other than the Collateral, (D) such Indebtedness shall reflect market terms and conditions at the time of incurrence or issuance for such Indebtedness and shall be no more burdensome (other than with respect to pricing, fees, rate floors and customary redemption terms) to the Loan Parties when taken as a whole (as reasonably determined by the Borrower) than the terms of the Term Loans (other than any terms and conditions that (y) apply only to periods after the then maturity date with respect to the Term Loans or (z) are otherwise added for the benefit of the Term Lenders hereunder, which shall include any additional or more restrictive financial maintenance covenant, and such Indebtedness shall not participate in mandatory prepayments on a greater than pro rata basis with the Term Loans), (E) if such Indebtedness is secured, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement, (F) if such Indebtedness is secured by any Liens on the Collateral that are pari passu with the Liens securing the Obligations, such Indebtedness shall be subject to the MFN Adjustment, (G) no Default or Event of Default shall have occurred and be continuing or result therefrom and (H) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the conditions specified in clauses (A), (B), (C), (D), (E), (F) and (G) have been satisfied, together with all relevant financial information and reasonably detailed calculations demonstrating such compliance as reasonably requested by the Administrative Agent and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred under the foregoing clause (s)(i);

(t) (i) other Indebtedness of the Borrower or any Restricted Subsidiary in an unlimited amount, so long as (A) if such Indebtedness is secured by any Liens on the Collateral that are pari passu to the Liens securing the Obligations, the Consolidated Secured Net Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination is not greater than 4.25:1.00; provided, such Indebtedness shall be subject to the MFN Adjustment, (B) if such

Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Consolidated Secured Net Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination is not greater than 4.50:1.00 and (C) if such Indebtedness is unsecured, the Consolidated Net Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination is not greater than 5.00:1.00; provided, that such Indebtedness shall not mature prior to the Term Loan Maturity Date and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Term Loans, (2) with respect to Indebtedness incurred under clause (i)((A) above, such Indebtedness shall share ratably in right of mandatory and voluntary prepayments with the initial Term Loans (unless the lenders providing such Indebtedness agree to participate on a less than ratable basis), (3) shall not be guaranteed by Subsidiaries of the Borrower that are not Loan Parties and not be secured on any assets of the Borrower and its Subsidiaries other than the Collateral, (4) any such Indebtedness that is secured by a Lien on the Collateral shall be subject to an Acceptable Intercreditor Agreement, (5) subject to Section 1.3 with respect to Limited Condition Acquisitions, no Default or Event of Default shall have occurred and be continuing or result therefrom, (6) the other terms and conditions of such Indebtedness (excluding pricing and customary redemption terms), if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties when taken as a whole (as reasonably determined by the Borrower) than the terms of the Term Loans (other than any terms and conditions that (x) apply only to periods after the then Latest Maturity Date with respect to the Term Loans, or (y) are otherwise added for the benefit of the Term Lenders hereunder (including, without limitation, any financial maintenance covenant)) and (7) the Borrower shall deliver a certificate signed by a Responsible Officer certifying as to compliance with the applicable requirements of this Section 7.2(t) and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(u) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof.

SECTION 7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings, provided, that in the case of clause (ii), adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than forty-five (45) days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, customs, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f) and any renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens on fixed or capital assets securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e), provided, that (i) such Liens shall be created substantially simultaneously with, or within one hundred twenty (120) days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost of acquisition, construction or improvement of such fixed or capital assets;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h)(i) of this Agreement;

(k) Liens securing Incremental Equivalent Debt, Indebtedness permitted under Section 7.2(s) and Indebtedness permitted under Section 7.2(t);

(l) Liens on unearned premiums and insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(m) Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens were not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and do not attach to any other assets of the Borrower or any Subsidiary;

(n) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(o) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) the greater of (x) $11,250,000 and (y) 9% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time; and

(p) the licensing of patents, trademarks, copyrights, and other Intellectual Property in the ordinary course of business;

(q) Liens securing Indebtedness permitted by Section 7.2(h) provided, that such Liens only encumber assets of the Foreign Subsidiary (but, for the avoidance of doubt, not the Capital Stock of such Foreign Subsidiary) incurring such Indebtedness and which assets are located in the foreign jurisdiction of the Foreign Subsidiary incurring such Indebtedness.

SECTION 7.4 Fundamental Changes. Enter into any division, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of a Loan Party may be merged, liquidated, dissolved or consolidated with or into a Loan Party or another Subsidiary (provided, that, if a Loan Party is a party to the merger, liquidation, dissolution, or consolidation, a Loan Party shall be the continuing or surviving corporation or the party to which the assets of the liquidated or dissolved Person are distributed or transferred);

(b) any Group Member (other than the Borrower) may Dispose of all or substantially all of its assets (i) to a Loan Party (upon voluntary liquidation or otherwise), (ii) to another Group Member (provided, that the Person Disposing of all or substantially all of its assets is not a Loan Party), (iii) pursuant to a Disposition permitted by Section 7.5 or (iv) pursuant to a liquidation or dissolution of a Group Member that is not a Loan Party with only de minimis assets;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d) (i) any Division to the extent the resulting Persons are or will become Loan Parties in accordance with the terms of Section 6.12; and (ii) any Investment expressly permitted by Section 7.8, any Restricted Payment expressly permitted by Section 7.6, and any Disposition expressly permitted by Section 7.5 may be structured as a Division.

SECTION 7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property which is obsolete, worn out, damaged, surplus or no longer used or useful in the ordinary course of business;

(b) Dispositions permitted by clauses (i) and (ii) of Section 7.4(b);

(c) Dispositions by any Group Member to any Group Member (other than any Unrestricted Subsidiary); provided, however, that any Dispositions made by a Loan Party to any non-Loan Party (together with Indebtedness permitted by Section 7.2(b)(iii) and Investments permitted by Section 7.8(e)(iii)) shall not exceed $30,000,000 in the aggregate at any time;

(d) the sale or issuance of any Subsidiary’s Capital Stock to a Group Member provided, that any such sale or issuance constitutes an Investment permitted by Section 7.8(e);

(e) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(f) the licensing of patents, trademarks, copyrights, and other Intellectual Property in the ordinary course of business or other Disposition of Intellectual Property no longer material to the conduct of the business of the Borrower or its Subsidiaries;

(g) [reserved];

(h) leases, subleases, licenses and sublicenses of real or personal property entered into by any Group Member in the ordinary course of business at arm’s length and on market terms;

(i) the Disposition of other property not otherwise permitted pursuant to this Section 7.5 provided (a) such Dispositions are for fair market value as reasonably determined by the Borrower in good faith, (b) at least 75% of the consideration for Dispositions in excess of $3,000,000 shall consist of cash Dollars or Cash Equivalents denominated in Dollars, (c) such asset sale or disposition is subject to the terms of Section 2.12(c) and (d) before and immediately after giving effect to such Disposition, no Event of Default has occurred and is continuing;

(j) Investments permitted by Section 7.8, Restricted Payments permitted by Section 7.6, and Liens permitted by Section 7.3, in each case to the extent constituting a “Disposition”;

(k) Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties); and

(l) Dispositions of property subject to Casualty Events.

SECTION 7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Debt prior to the scheduled maturity thereof, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party or Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, or make any payment in respect of Earn-Outs (collectively, “Restricted Payments”), except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of any such Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock) and the Borrower may make Restricted Payments payable solely in its Capital Stock;

(b) the Borrower may make repurchases of shares from or special distribution to existing shareholders or other Restricted Payments in any transaction or group of transactions, in an aggregate amount not to exceed the Specified Distribution;

(c) so long as no Default or Event of Default shall have occurred and be continuing, (i) if the Consolidated Net Leverage Ratio, on a Pro Forma Basis after giving effect to any Restricted Payment is greater than 3.00:1.00, the Borrower may make dividends or purchases, redemptions, or other acquisitions of the Borrower’s Capital Stock or other Restricted Payments in an amount not to exceed $10,000,000 in any fiscal year; provided, that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years or (ii) if the Consolidated Net Leverage Ratio, on a Pro Forma Basis after giving effect to any Restricted Payment is less than or equal than 3.00:1.00, the Borrower may make unlimited dividends or purchases, redemptions, or other acquisitions of the Borrower’s Capital Stock or other Restricted Payments;

(d) payments of regularly scheduled interest, AHYDO payments and mandatory prepayments, in each case, to the extent required under any such Junior Debt Documents and solely to the extent made in full compliance with, if applicable, the relevant subordination or intercreditor provisions thereof;

(e) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends or make purchases, redemptions, or other acquisitions of the Borrower’s Capital Stock, including purchases of the Borrower’s Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) from any, present or former employee, director, officer, consultant or other equity holder of any Group Member (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management, equity holder or director equity plan, employee, management, equity holder or director stock option plan or any other employee, management, equity holder or director benefit plan or any agreement with any employee, director, officer, consultant or other equity holder; provided, that the aggregate amount of payments under this clause (e) shall not exceed the greater of (x) $4,500,000 and (y) 3.6% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period during any fiscal year of the Borrower; provided, further that up to one hundred percent (100%) of any such amount that is not used to make such purchases in the fiscal year for which it is permitted may be carried forward for use in the succeeding fiscal years;

(f) the Borrower may pay dividends to its direct or indirect owners to permit such Persons to pay overhead expenses incurred in the ordinary course of business attributable to the ownership of the Borrower not to exceed the greater of (x) $375,000 and (y) 0.3% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period in any fiscal year in the aggregate;

(g) the Borrower may pay to its direct or indirect owners advisory, refinancing, subsequent transaction and exit fees of its direct and indirect ownership of the Borrower incurred in the ordinary course of business not to exceed the greater of (x) $750,000 and (y) 0.6% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period in any fiscal year in the aggregate;

(h) the Borrower may pay make purchases, redemptions, or other acquisitions of the Borrower’s Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) from certain current or former employees to the extent such purchases or redemptions were approved by the Borrower prior to the Closing Date and are made on or prior to January 31, 2019 in an aggregate amount not to exceed $750,000;

(i) the Borrower and its Subsidiaries may pay Earn-Out payments provided that (i) no such Earn-Out payments shall be paid prior to the date that is six (6) months after the closing date of the applicable Permitted Acquisition, (ii) after giving pro forma effect to the payment of any such Earn-Out payments, as of the last day of the fiscal quarter for which financial statements have been delivered to Administrative Agent, the Consolidated Net Leverage Ratio shall not exceed 3.50:1.00 and (iii) before and after giving effect to any such Earn-Out payment, no Event of Default shall have occurred and be continuing;

(j) additional Restricted Payments with respect to Junior Debt in an aggregate amount not to exceed the greater of (x) $18,750,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period, so long as, no Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment;

(k) non-cash repurchases of Capital Stock in the Borrower deemed to occur upon exercise of stock options or warrants or other incentive interests if such Capital Stock represent a portion of the exercise price of such stock options or warrants or other incentive interests;

(l) redemptions in whole or in part of any of the Borrower’s Capital Stock for consideration consisting solely of another class of its Capital Stock or with proceeds from substantially concurrent equity contributions in the Borrower or issuances of new Capital Stock by the Borrower;

(m) the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Available Amount (provided, that at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom, (y) if such Restricted Payment is in respect of a prepayment or redemption of Junior Debt, the Consolidated Net Leverage Ratio of the Borrower and the Restricted Subsidiaries as of the period of four consecutive fiscal quarters of the Borrower as of the applicable date of determination, on a Pro Forma Basis shall not exceed 3.50:1.00 and (z) if such Restricted Payment is used for any other purpose other than as set forth in clause (y), the Consolidated Net Leverage Ratio of the Borrower and the Restricted Subsidiaries as of the end of the most recently ended Reference Period, on a Pro Forma Basis shall not exceed 3.25:1.00).

SECTION 7.7 [Reserved].

SECTION 7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees, officers and directors of any Group Member (i) in the ordinary course of business (including for payroll advances, travel, entertainment and relocation expenses and other similar business purposes) and (ii) for purposes not described in clause (i) in an aggregate amount for all Group Members not to exceed the greater of (x) $1,500,000 and (y) 1.2% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period at any one time outstanding;

(e) intercompany Investments by (i) any Group Member in a Loan Party, (ii) any Group Member (which is not a Loan Party) in any other Group Member or (iii) any Loan Party to any Subsidiary that is not a Loan Party (other than any Unrestricted Subsidiary), provided, that the aggregate amount of all such Investments made pursuant to this clause (iii) in any fiscal year of the Borrower shall not exceed 1.25 times the cumulative amount of operating expenses and expenditures paid or payable by such non-Loan Party; provided, further, that to the extent that any Investments are not permitted under the foregoing proviso, the Borrower may make other Investments in one or more non-Loan Parties (other than any Unrestricted Subsidiary); provided, however, that any such Investments in non-Loan Parties made pursuant to this clause (iii) (together with Indebtedness permitted by Section 7.2(b)(iii) and Dispositions permitted by Section 7.5(c)) shall not exceed $30,000,000 in the aggregate at any time;

(f) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g) Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or its Subsidiaries or in settlement of delinquent obligations of, or disputes with, customers or suppliers, in each case in the ordinary course of business;

(h) purchases or other acquisitions by any Loan Party or Restricted Subsidiary of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided, that with respect to each such purchase or other acquisition:

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower or its Restricted Subsidiaries on the Closing Date, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower or its Restricted Subsidiaries on the Closing Date;

(ii) (x) with respect to (A) any acquisition with an aggregate purchase price in excess of $5,000,000, Borrower shall promptly provide to the Administrative Agent after the execution thereof, the material acquisition documents with respect to such purchase or acquisition and (B) any other acquisition, Borrower shall promptly provide to the Administrative Agent the material acquisition documents with respect to such purchase or acquisition upon request, and (y) with respect to any acquisition with an aggregate purchase price in excess of $25,000,000, customary financial due diligence information, including a deal summary presentation and historical financial statements;

(iii) with respect to any acquisition with an aggregate purchase price in excess of $50,000,000, the Borrower shall promptly provide to the Administrative Agent the quality of earnings report prepared with respect to such purchase or acquisition;

(iv) any such newly-created or acquired Subsidiary (other than Subsidiaries designated as Unrestricted Subsidiaries), or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12;

(v) other than connection with a Limited Condition Acquisition, immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(vi) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(vii) the aggregate amount of the cash consideration (including costs and expenses, deferred purchase price, Earn-Outs, and indebtedness assumed and/or incurred in connection therewith) paid by the Loan Parties or Restricted Subsidiaries in connection with such acquisitions of acquisition targets organized outside the United States or of assets which are located outside the United States shall not exceed the greater of $37,500,000 or 30% Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period; and

(viii) with respect to any acquisition with an aggregate purchase price in excess of $25,000,000, the Borrower shall have delivered to the Administrative Agent concurrently with or promptly following the consummation of such acquisition, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the applicable requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(ix) on a Pro Forma Basis after giving effect to the acquisition, as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to Administrative Agent, the Consolidated Net Leverage Ratio shall not exceed the maximum Consolidated Net Leverage Ratio then permitted under Section 7.1.

(i) Investments of the Person(s) acquired in connection with a Permitted Acquisition existing on the date of such Permitted Acquisition so long as such Investments were not made in contemplation of such Permitted Acquisition;

(j) Investments made in accordance with the Investment Policy in unaffiliated parties in the ordinary course of business consistent with past practice; provided, subject to Section 6.19, any Investments of any Loan Party made pursuant to this clause (j) shall be held in an account subject to a Control Agreement in favor of the Administrative Agent;

(k) Investments existing on the Closing Date, as set forth on Schedule 7.8, but not any increase in the amount thereof or any other modification of the terms thereof;

(l) Investments received from purchasers of assets pursuant to Dispositions permitted pursuant to Section 7.5;

(m) Investments made with the proceeds received by or contributed to the Borrower in connection with any capital contribution or the sale of any Capital Stock of the Borrower and not used for any other purpose permitted under this Agreement;

(n) Investments made with Capital Stock of the Borrower as the consideration therefor;

(o) other Investments provided, that (i) prior to and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing, and (ii) the Consolidated Net Leverage Ratio, on a Pro Forma Basis after giving effect to any such Investment, shall be less than 4.25:1.00;

(p) other Investments in an aggregate amount not to exceed the greater of (x) $18,750,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period provided that prior to and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing;

(q) [reserved];

(r) Investments in Swap Agreements permitted under Section 7.2(f);

(s) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled Account Debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(t) loans and advances to any holder of Capital Stock of the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in accordance with Section 7.6;

(u) advances of payroll payments to employees in the ordinary course of business; and to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business; and

(v) Investments at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount (provided that at the time of any such Investment, no Event of Default shall have occurred and be continuing or would result therefrom and the Consolidated Net Leverage Ratio calculated on a Pro Forma Basis shall not exceed 4.25:1.00);

SECTION 7.9 Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon; or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt in a manner that (when taken as a whole) would be materially adverse to any Lender or any other Secured Party.

SECTION 7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is either (a) otherwise permitted under this Agreement, or (b) upon terms no less favorable to the relevant Group Member than it would obtain in a comparable arms-length transaction with a Person that is not an Affiliate; provided, that the foregoing restriction shall not apply to:

(a) transactions between or among Group Members; provided, however, that any transactions between any Loan Party and any non-Loan Party shall (i) be permitted pursuant to Section 7.5(d) or Section 7.8(e), or (ii) be pursuant to transfer pricing arrangements in which payments do not exceed 1.25 times the cumulative amount of operating expenses and expenditures paid or payable by such non-Loan Party;

(b) (i) any Indebtedness permitted by Sections 7.2(b) and 7.2(c), (ii) any Disposition permitted by Sections 7.5(c) and 7.5(d), (iii) any Restricted Payment permitted by Section 7.6, and (iv) any Investments permitted by Sections 7.8(d) and 7.8(e);

(c) the transactions set forth on Schedule 7.11;

(d) employment compensation, consulting and severance agreements approved by the board of directors of the Borrower or a committee thereof;

(e) the grant of stock options or similar rights to directors, officers, employees and consultants of any Group Member and any agreements related thereto;

(f) any issuance, sale or transfer of the Capital Stock of the Borrower and any related stockholders and registration rights agreements; and

(g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower, and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries.

SECTION 7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.

SECTION 7.12 Swap Agreements. Enter into any Swap Agreement, except Swap Agreements permitted by Section 7.2(f).

SECTION 7.13 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) permit the fiscal year of the Borrower to end on a day other than December 31 or (c) change the Borrower’s method of determining fiscal quarters.

SECTION 7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed or secured thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) customary restrictions and conditions contained in any agreement governing Indebtedness permitted under Sections 7.2(d) and 7.2(k), (e) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder; (f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement is imposed solely on such Restricted Subsidiary and its subsidiaries; (g) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business to the extent constituting Liens permitted by Section 7.3.

SECTION 7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party and any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions under agreements governing purchase money liens, Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) restrictions or conditions imposed by Requirements of Law, and (vi) any agreements in effect at the time any Person becomes a Group Member; provided, however, that such agreement was not entered into in contemplation of such Person becoming a Group Member.

SECTION 7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

SECTION 7.17 Designation of other Indebtedness. Designate any Indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

SECTION 7.18 Amendments to Operating Documents. Amend, modify or waive any of the Borrower’s rights under its Operating Documents, or permit any Subsidiary of the Borrower to amend, modify or waive any of such Subsidiary’s rights under its Operating Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent.

SECTION 7.19 Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board.

SECTION 7.20 Anti-Terrorism Laws/Export Controls. Conduct, deal in or engage in or permit any Affiliate or agent of the Borrower within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture, joint venture partner or other Person, for the purpose of facilitating the activities of any person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Agency, in each case that are applicable to the Borrower. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.20.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or as required by this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or, if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.5(a) (with respect to the Borrower only), Section 6.8(a), Section 6.19 or Article VII of this Agreement; provided, that if any such default described in this clause (c) is of a type that can be cured within five (5) Business Days, such default shall not constitute an Event of Default for the five (5) Business Days after the occurrence of such default so long as the Borrower is diligently pursuing the cure of such default); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue un-remedied for a period of thirty (30) days (or five (5) days with respect to Section 6.1 hereof); or

(e) (1) any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the date such payment becomes due and payable; or (ii) default in making any payment of any interest, fees, costs or expenses on any such Material Indebtedness on the date such payment becomes due and payable (after giving effect to the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); (iii) default in making any payment or delivery under any Indebtedness constituting a Swap Agreement having a Swap Termination Value that exceeds the Threshold Amount beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; or (2) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or

(f) (i) any Loan Party or Restricted Subsidiary shall commence any case, proceeding or other action (a) under any Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i) or (ii), above; or (iv) any Loan Party or Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) there shall be commenced against any Loan Party or Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(h) (i) there shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Loan Party or any ERISA Affiliate thereof during the term of this Agreement; or (ii) there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Loan Party or Restricted Subsidiary involving in the aggregate a liability (not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert, or any Lien created by any of the Security Documents on a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result solely of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, or (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(l) a Change of Control shall occur.

SECTION 8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments, and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Bank Services Provider may terminate any foreign exchange service agreements or other Bank Services Agreement then outstanding; and (iv) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3. In addition, to the extent elected by the applicable Bank Services Provider, the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Bank Services then outstanding. After all such Letters of Credit and Bank Services Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Bank Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lender (including any Letter of Credit Fronting Fees, Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19, 2.20 and 2.21), any Qualified Counterparties, and any Bank Services Provider (as provider(s) of Bank Services), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Bank Services and on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Bank Services Agreements, in each case, ratably among the Lenders, the Issuing Lender, and any Bank Services Provider (as provider(s) of Bank Services), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Bank Services Agreements, in each case, ratably among the Lenders, the Issuing Lender, any Bank Services Provider (as provider(s) of Bank Services), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, if so elected by the applicable Bank Services Provider, to the Administrative Agent for the account of the applicable Bank Services Provider, to Cash Collateralize then-outstanding Obligations arising in connection with Bank Services;

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Eighth, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Eighth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Owl Rock to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, the Bank Services Agreements and the Specified Swap Agreements, and the Issuing Lender and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty or provider of Bank Services) and each provider of Bank Services Provider hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

SECTION 9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.2, Section 5.3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

SECTION 9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent and the Issuing Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.9 Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Article IX and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

SECTION 9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent (or an sub-agent thereof) under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, Bank Services and Specified Swap Agreements (other than Letters of Credit, Bank Services and Specified Swap Agreements the Obligations in respect of which have been Cash Collateralized in an amount equal to 105% thereof in accordance with the terms hereof or as to which other arrangements satisfactory to the Administrative Agent, the Issuing Lender, provider of Bank Services or any applicable Qualified Counterparty, as applicable, shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes an Excluded

Asset, (v) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from the Guarantee and Collateral Agreement in accordance with the Loan Documents or (v) as to the extent, if any, provided in the Security Documents;

(b) to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted under the Loan Documents.

(d) Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.1) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.10. The Administrative Agent and the Collateral Agent will (and each Lender hereby authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item or to release such Loan Party from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(e) to enter into and sign for and on behalf of the Lenders as Secured Parties, the Security Documents for the benefit of the Lenders and the other Secured Parties.

(f) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(g) No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided, that for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim in an Insolvency Proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. In furtherance of the foregoing and not in limitation thereof, no Specified Swap Agreement or Bank Services, the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document except as expressly provided in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specified Swap Agreement or a Bank Services Provider shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

SECTION 9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.12 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Joint Bookrunners”, “Co-Lead Arrangers” or “Co-Documentation Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 9.13 Reports and Financial Statements.

Each Bank Services Provider agrees to furnish to the Administrative Agent at such frequency as the Administrative Agent may reasonably request with a summary of all Obligations in respect of Bank Services due or to become due to such Bank Services Provider. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any

Bank Services Provider unless the Administrative Agent has received written notice thereof from such Bank Services Provider and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Bank Services Provider on account of Bank Services is the amount set forth in such notice.

SECTION 9.14 Survival.

This Section 9 shall survive the Discharge of Obligations.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments and Waivers.

(a) Neither this Agreement, nor any other Loan Document (other than any L/C Related Document and other than any Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may (with notice to the Administrative Agent), or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (other than a waiver of default interest) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment (other than in connection with any Increase to which such Lender has agreed), in each case without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal or an extension or increase of any Commitment or an extension of any maturity date for purposes of this clause (A)); (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement (other than releases of assets no longer constituting Collateral as a result of Asset Sales, Dispositions, mergers, liquidations or dissolutions, in each case that are permitted by the terms of the Loan Documents), in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent; (G) [reserved];

(H) amend, modify or waive any provision of Article III without the written consent of the Issuing Lender; (I)(i) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders, (ii) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, provider of Bank Services or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, each Bank Services Provider or each such Qualified Counterparty, as applicable, or (j) waive any condition set forth in Section 5.3 as to any extension of credit under the Revolving Facility without the written consent of the Majority Revolving Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, provider of Bank Services, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Documents without the consent of the Administrative Agent or any other Lender.

(b) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Commitments of each such Minority Lender;

(ii) the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, and the Borrower, (i) to integrate any Incremental Facilities, Refinancing Revolving Commitments, Refinancing Term Loans, Extended Term Loans or Extended Revolving Credit Commitments and (ii) in connection with the foregoing, if necessary make any technical and conforming modifications to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such Incremental Facilities, Refinancing Revolving Commitments, Refinancing Term Loans, Extended Term Loans or Extended Revolving Credit Commitments to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

(d) Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e) Notwithstanding any provision herein to the contrary, any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Gerson Lehrman Group, Inc. 60 East 42nd Street, 3rd Floor
New York, New York 10165
Attn: [***]
Fax: [***]
Email: [***]

with a copy to:
Gerson Lehrman Group, Inc. 60 East 42nd Street, 3rd Floor
New York, New York 10165
Attn: [***]
Fax: [***]
Email: [***]

with a copy to:
Kirkland & Ellis LLP 601 Lexington Avenue
New York, New York 10022
Attn: [***]
Fax: [***]
Email: [***]

Administrative Agent:	Owl Rock Capital Corporation
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: [***]
Tel. No.: [***]
Email: [***]
[***]

and a copy (which shall not constitute notice) to:
Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: [***]
Telephone No.: [***]
Email: [***]

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

SECTION 10.5 Expenses; Indemnity; Damage Waiver.

(a) Cost and Expenses; Indemnity. The Borrower agrees (a) to, regardless if the Closing Date occurs, pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on or prior to the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided, that the aggregate amount of out-of-pocket fees and expenses reimbursed on or prior to the Closing Date shall not exceed $500,000 unless Owl Rock has provided prior written notice that the aggregate amount of fees and expenses incurred exceeds $500,000 and the Borrower has agreed to reimburse such additional amounts in its reasonable discretion; (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred after the occurrence and during the continuance of an Event of Default or in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all fees, expenses, and liabilities that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents related thereto (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement, but only if the Borrower has obtained a final and non-appealable judgment in their favor on such claim as determined by a court of competent jurisdiction or (iii) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than (x) with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (y) disputes arising out of any act or omission of the Borrower, any Guarantor or any of their Affiliates or Subsidiaries). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower and Holdings each agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower or Holdings pursuant to this Section 10.5 shall be submitted to the facsimile number and attention of the person set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower or Holdings in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 10.5(a) shall not apply with respect to Taxes other than any Taxes that represent fees, expenses and liabilities arising from any non-Tax claim.

(b) Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under paragraph (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the

Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, the Agent Parties, any Lender, any other party hereto or any Indemnitee shall assert, and each hereby waives, any claim against any other such Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof and no such Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which for purposes of this Section 10.6 shall include any Bank Services Provider (as provider of Bank Services)), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto in contravention of the foregoing shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (in each case, other than to any Disqualified Lender, unless an Event of Default specified in Sections 8.1(a) and (f) shall have occurred and be continuing at the time of such assignment) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the recordation date, the date the Assignment and Assumption is recorded in the Register) shall not be less than $1,000,000 (with integral multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Revolving Facility, or $1,000,000 (with integral multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Term Loan Facility, subject to the consent rights set forth in Section 10.6(b)(iii) below.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. Notwithstanding anything to the contrary contained in this agreement, all assignments by a Lender shall be subject to the following consents:

(A) the consent of the Borrower (i) which with respect any assignment to Excluded Assignees, such consent may be given or withheld in its sole discretion, and (ii) which with respect to any other assignment (x) so long as immediately after giving effect to such assignment, Owl Rock, together with its Affiliates and Approved Funds, shall hold at least 50.1% of the then outstanding Loans and Commitments), such consent may not be unreasonably withheld, conditioned or delayed or (y) if immediately after giving effect to such assignment, Owl Rock, together with its Affiliates and Approved Funds, would hold less than 50.1% of the then outstanding Loans and Commitments such consent may be given or withheld at its sole discretion; provided, that no consent of the Borrower shall be required (x) for an assignment to an existing Lender or an Affiliate under common control with an existing Lender or an Approved Fund, (y) during an Event of Default specified in Sections 8.1(a) and (f) that has occurred and is continuing at the time of such assignment or (z) with respect to the elevation of any participation permitted under paragraph (d) of this Section in respect of a limited partner of a Lender to an assignment, if the Lender, upon the advice of counsel, determines the assignment is necessary to comply with or avoid the consequences of a determination by any regulatory authority (including the Securities and Exchange Commission) or court of law;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it is not a Disqualified Lender (so long as the list of Disqualified Lenders has been made available to all Lenders)), together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire, IRS form W-9, and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, as the Administrative Agent may request.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Lender or Excluded Assignee. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Excluded Assignee or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender or Excluded Assignee.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the recordation date specified in each Assignment and Assumption (for the avoidance of doubt, the date that the Assignment and Assumption is recorded in the register), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (excluding (x) a natural Person; (y) any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries, and (z) unless an Event of Default specified in Sections 8.1(a) and (f) has occurred and is continuing at such time, any Disqualified Lender or Excluded Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a

Lender; provided, that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g) Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

SECTION 10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

SECTION 10.8 Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section 10.8 shall survive the Discharge of Obligations.

SECTION 10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10 Counterparts; Electronic Execution of Assignments.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

SECTION 10.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided, that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

SECTION 10.15 Acknowledgements. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

SECTION 10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) Upon the Discharge of Obligations, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 10.17 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a)(x) to their Affiliates and to their Related Parties and (y) in the form of a Customary Transaction Summary to their respective, equity holders, partners, controlling persons, Direct Investors, Indirect Investors, special purpose vehicles (including the investors or prospective investors therein), joint venture partners (including the investors or prospective investors therein), investment advisors, financing sources and portfolio management servicers (but in each case excluding any Disqualified Lenders or Excluded Assignees) (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided, that additional Information (which for the avoidance of doubt may include any investment committee memos prepared by any Lender containing high level summaries of historical financial performance and certain other Information (which shall include not more than revenue, EBITDA and credit statistics)) may be disclosed to any Additional Investor in connection with their due diligence of funds or accounts managed by a Lender or an Affiliate thereof (provided, that no Information containing historical financial statements of the Borrower may be disclosed without the Borrower’s prior written consent (such consent not to be unreasonably withheld)), investment advisors to funds or accounts managed by a Lender or an Affiliate thereof, portfolio management servicers and special purpose vehicles that are created by a Lender or Affiliate thereof solely for pooling the obligations in respect of the loans under this Agreement (and in the case of such special purpose vehicles, including the investors or prospective investors therein) so long as such Persons are subject to an agreement containing provisions substantially the same as those of this Section; provided, further, that any investment committee memos prepared by any Lender containing high level summaries of historical financial performance and certain other Information (which shall include not more than revenue, EBITDA and credit statistics) may be disclosed to (x) back leverage providers, so long as such Persons have entered into a joinder agreement (or other confidentiality agreement) pursuant to which such Persons agree be bound by the confidentiality provisions applicable to the Lender providing such information or (y) with the prior written consent of the Borrower, to any Direct Investor (but in the interest of clarity not to Indirect Investors) so long as such Persons have entered into a joinder agreement (or other confidentiality agreement) pursuant to which such Persons agree be bound by the confidentiality provisions applicable to the Lender providing such information; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; provided, that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than any Disqualified Lender or Excluded Assignee), or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Disqualified Lender or Excluded Assignee); (g) with the consent of the Borrower; (h) on a confidential basis, to rating agencies if requested or required by such agencies in connection with rating or credit estimate relating to the Loans or Commitments hereunder, (i) to a funding or financing source (or potential funding or financing source other than, in each case, any Disqualified Lender or Excluded Assignee) in connection with the pledge of the Loans as collateral security for loans to a Lender, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any other confidentiality obligation owed to the Borrower or any of its Subsidiaries, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower which source is not known by the recipient of such information to be subject to a confidentiality obligation with respect to such Information.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, that in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

SECTION 10.19 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 10.20 Advertisement. (i) Each Lender and each Loan Party (subject to clause (ii) of this paragraph) hereby authorizes Owl Rock to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Owl Rock elects to submit for publication. In addition, each Lender and each Loan Party agrees that Owl Rock may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. (ii) Owl Rock shall provide the Borrower with an opportunity to review and confer with Owl Rock regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication, and the Borrower’s prior written consent (which may for this purpose be effected via email) shall be required with respect to any of the foregoing publications (such consent not to be unreasonably withheld, conditioned or delayed).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

GERSON LEHRMAN GROUP, INC.

By:	/s/ Brian Dockray

Name: Brian Dockray
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

OWL ROCK CAPITAL CORPORATION, as the Administrative Agent

By:	/s/ Alan Kirshenbaum

Name:	Alan Kirshenbaum

Title:	Authorized Signatory

[Signature Page to Credit Agreement]

LENDERS:

[***]

as a Lender

By:	[***]

Name:	[***]

Title:	[***]

[***]

as a Lender

By:	[***]

Name:	[***]

Title:	[***]

[***]

as a Lender

By:	[***]

Name:	[***]

Title:	[***]

[***]

as a Lender

By:	[***]

[***]

By:	[***]

[***]

By:	[***]

Name:	[***]

Title:	[***]

[Signature Page to Credit Agreement]

[***]
as a Lender
By: [***]

Name: [***]

Title: [***]

[***]
as a Lender
By: [***]

Name: [***]

Title: [***]

[Signature Page to Credit Agreement]